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                                                                   Exhibit 10.10
================================================================================

                                    FIVE-YEAR

                                CREDIT AGREEMENT

                                   dated as of

                                  June 30, 2000

                                      among

                                COX RADIO, INC.,

                         THE BANKS REFERRED TO HEREIN,

                            THE CHASE MANHATTAN BANK,
                            as Administrative Agent,

                             BANK OF AMERICA, N.A.,
                             as Syndications Agent,

                                       and

                                 CITIBANK, N.A.,
                             as Documentation Agent

================================================================================
                                                             [CSM Ref. 6700-510]


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                                 COX RADIO, INC.

                                TABLE OF CONTENTS

                                    ARTICLE I

SECTION 1.01.  Definitions ......................................       1
SECTION 1.02.  Terms Generally ..................................      18

                                  ARTICLE II

                         The Loans and Letters of Credit

SECTION 2.01.  The Revolving Loans ..............................      19
SECTION 2.02.  Setoff, Counterclaims and Taxes ..................      31
SECTION 2.03.  Withholding Tax Exemption ........................      32
SECTION 2.04.  Obligations Several, Not Joint ...................      32
SECTION 2.05.  Evidence of Debt .................................      33
SECTION 2.06.  Discretionary Loans ..............................      33
SECTION 2.07.  Swingline Loans ..................................      34
SECTION 2.08.  Letters of Credit ................................      37

                                   ARTICLE III

                   Optional and Required Prepayments; Interest
                          Payment Date; Other Payments

SECTION 3.01.  Optional Prepayments .............................      43
SECTION 3.02.  Required Prepayments .............................      44
SECTION 3.03.  Interest Payment Date ............................      47
SECTION 3.04.  Place, Etc. of Payments and Prepayments ..........      47

                                   ARTICLE IV

                         Fees; Reduction of Commitments

SECTION 4.01.  Administration Fee ...............................      48
SECTION 4.02.  Commitment Fees ..................................      48
SECTION 4.03.  Utilization Fees .................................      48
SECTION 4.04.  LC Participation Fees ............................      49
SECTION 4.05.  Reduction or Termination of Commitments ..........      49

                                    ARTICLE V

                            Application of Proceeds .............      50


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                                                                              2

                                   ARTICLE VI


                         Representations and Warranties

SECTION 6.01.  Organization; Qualification;
                 Subsidiaries ...................................      50
SECTION 6.02.  Financial Statements .............................      51
SECTION 6.03.  Actions Pending ..................................      51
SECTION 6.04.  Default ..........................................      51
SECTION 6.05.  Title to Assets; Licenses; Intellectual
                 Property .......................................      52
SECTION 6.06.  Payment of Taxes .................................      52
SECTION 6.07.  Conflicting or Adverse Agreements or
                 Restrictions ...................................      52
SECTION 6.08.  Purpose of Loans .................................      53
SECTION 6.09.  Authority; Validity ..............................      53
SECTION 6.10.  Consents or Approvals ............................      53
SECTION 6.11.  Compliance with Law ..............................      54
SECTION 6.12.  ERISA ............................................      54
SECTION 6.13.  Investment Company Act ...........................      54
SECTION 6.14.  Disclosure .......................................      54
SECTION 6.15.  Insurance ........................................      55
SECTION 6.16.  Environmental and Safety Matters .................      55

                                   ARTICLE VII

                                   Conditions

SECTION 7.01.  Conditions Precedent to Closing ..................      56
SECTION 7.02.  Conditions Precedent to Each Borrowing ...........      58

                                  ARTICLE VIII

                              Affirmative Consents

SECTION 8.01.  Certain Financial Covenants ......................      59
SECTION 8.02.  Financial Statements and Information .............      60
SECTION 8.03.  Existence; Laws; Obligations .....................      62
SECTION 8.04.  Notice of Litigation and Other Matters ...........      62
SECTION 8.05.  Books and Records ................................      63
SECTION 8.06.  Inspection of Property and Records ...............      63
SECTION 8.07.  Maintenance of Property, Insurance ...............      63
SECTION 8.08.  ERISA ............................................      63
SECTION 8.09.  Maintenance of Business Lines ....................      64


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                                                                               3

SECTION 8.10.  Restricted/Unrestricted Designation of
                 Subsidiaries ...................................      64
SECTION 8.11.  Compliance with Material FCC Licenses ............      65

                                   ARTICLE IX

                               Negative Covenants

SECTION 9.01.  Mortgages, Etc ...................................      65
SECTION 9.02.  Merger; Consolidation; Disposition of
                 Assets .........................................      66
SECTION 9.03.  Restricted Payments ..............................      67
SECTION 9.04.  Limitation on Margin Stock .......................      67
SECTION 9.05.  Transactions with Affiliates .....................      67
SECTION 9.06.  Loans and Advances to and Investments in
                 Unrestricted Subsidiaries ......................      68
SECTION 9.07.  Debt .............................................      69

                                    ARTICLE X

                                Events of Default

SECTION 10.01.  Failure To Pay Principal or Interest ............      70
SECTION 10.02.  Failure To Pay Other Sums .......................      70
SECTION 10.03.  Failure To Pay Other Debt .......................      70
SECTION 10.04.  Misrepresentation or Breach of
                  Warranty ......................................      71
SECTION 10.05.  Violation of Certain Covenants ..................      71
SECTION 10.06.  Violation of Other Covenants, Etc ...............      71
SECTION 10.07.  Undischarged Judgment ...........................      71
SECTION 10.08.  ERISA ...........................................      71
SECTION 10.09.  Change of Control ...............................      72
SECTION 10.10.  Assignment for Benefit of Creditors
                  or Nonpayment of Debts ........................      72
SECTION 10.11.  Voluntary Bankruptcy ............................      72
SECTION 10.12.  Involuntary Bankruptcy ..........................      72
SECTION 10.13.  Dissolution .....................................      72

                                   ARTICLE XI

                      Modifications, Amendments or Waivers ......      73


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                                                                               4

                                   ARTICLE XII

                            The Administrative Agent

SECTION 12.01.  Appointment of Administrative Agent .............      74
SECTION 12.02.  Indemnification of Administrative
                  Agent .........................................      74
SECTION 12.03.  Limitation of Liability .........................      75
SECTION 12.04.  Independent Credit Decision .....................      75
SECTION 12.05.  Rights of Chase .................................      76
SECTION 12.06.  Successor to the Administrative Agent ...........      76

                                  ARTICLE XIII

                                  Miscellaneous

SECTION 13.01.  Payment of Expenses .............................      77
SECTION 13.02.  Notices .........................................      78
SECTION 13.03.  Setoff ..........................................      78
SECTION 13.04.  Indemnity and Judgments .........................      79
SECTION 13.05.  Interest ........................................      80
SECTION 13.06.  Governing Law; Submission to
                  Jurisdiction; Venue ...........................      81
SECTION 13.07.  Survival of Representations and
                  Warranties; Binding Effect;
                  Assignment ....................................      82
SECTION 13.08.  Counterparts ....................................      86
SECTION 13.09.  Severability ....................................      87
SECTION 13.10.  Descriptive Headings ............................      87
SECTION 13.11.  Representation of the Banks .....................      87
SECTION 13.12.  Final Agreement of the Parties ..................      87
SECTION 13.13.  Waiver of Jury Trial ............................      87

                                LIST OF EXHIBITS

Exhibit 2.01(a)            -        Banks and Commitments
Exhibit 2.01(g)(iv)        -        Eurocurrency Liabilities
                                         (Regulation D)
Exhibit 2.07               -        Swingling Lenders and
                                    Commitments
Exhibit 2.08               -        Issuing Banks and Letter of
                                         Credit Commitments
Exhibit 6.01               -        List of Subsidiaries
Exhibit 6.03               -        List of Actions Pending


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                                                                               5

Exhibit 7.01(b)            -        Opinion of the Company's
                                    Counsel
Exhibit 7.01(c)            -        Officer's Certificate
Exhibit 9.01(d)            -        List of Liens and Security
                                    Interests
Exhibit 9.07(a)            -        Subsidiary Debt
Exhibit 13.02              -        Addresses for Notices
Exhibit 13.07(c)           -        Assignment and Acceptance

                                          FIVE-YEAR CREDIT AGREEMENT dated as of

                           June 30, 2000 (this "Agreement"), among COX RADIO, INC., a Delaware corporation (the "Company"), the BANKS referred to herein, THE CHASE MANHATTAN BANK ("Chase"), as administrative agent (the "Administrative Agent"), BANK OF AMERICA, N.A., as syndications agent, and CITIBANK, N.A., as documentation agent.

                  WHEREAS the Company, an indirect majority-owned subsidiary of Cox Enterprises (such term and each other capitalized term used in this Agreement having the meaning set forth in Article I hereof) has previously entered into the Five-Year Credit Agreement dated as of March 7, 1997 (the "Existing Facility"), among the Company, the banks party thereto, Texas Commerce Bank National Association, as Administrative Agent, Nationsbank of Texas, N.A., as Syndications Agent, and Citibank, N.A., as Documentation Agent.

                  WHEREAS the Company desires, and the Banks, the Administrative Agent and the Documentation Agent have agreed, to replace the Existing Facility with this Agreement and the Facility A Credit Agreement (as defined below).

                  WHEREAS the proceeds of the borrowings hereunder will be used for general corporate purposes (including acquisitions) and to repay any amounts outstanding under the Existing Facility.

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                                   Definitions

                  Section 1.01. Definitions. As used in this Agreement, the following words and terms shall have the respective meanings indicated opposite each of them and all accounting terms shall be construed in accordance with GAAP consistent with those followed in the preparation of the financial statements referred to in Section 6.02, unless otherwise indicated:

                  "Administrative Agent" shall have the meaning set forth in the introductory paragraph of this Agreement.

                  "Affiliate" shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

                  "Agent's Fee Letter" shall mean the fee letter dated as of June 22, 2000, between Chase Securities Inc. ("CSI") and the Company.

                  "Aggregate Commitments" shall have the meaning set forth in
Section 4.03.

                  "Agreement" shall mean this Five-Year Credit Agreement.

                  "Alternate Base Rate" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the greater of (a) the Floating Rate in effect on such day; or (b) the Federal Funds Borrowing Rate in effect for such day plus 1/2 of 1%. For purposes of this Agreement, any change in the Alternate Base Rate due to a change in the Federal Funds Borrowing Rate shall be effective on the effective date of such change in the Federal Funds Borrowing Rate. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive, absent demonstrable error) that it is unable to ascertain, after reasonable efforts, the Federal Funds Borrowing Rate, the Alternate Base Rate shall be the Floating Rate until the circumstances giving rise to such inability no longer exist.

                  "Alternate Base Rate Loans" shall mean the loans described in
Section 2.01(d)(i) which bear interest at a rate based on the Alternate Base Rate and the Swingline Loans.

                  "Applicable Percentage" shall mean, with respect to any Bank at any time, the percentage of the Total Commitment represented by such Bank's Commitment at such time.


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                                                                               3

                  "Assignment and Acceptance" shall have the meaning specified in Section 13.07(c) hereof.

                  "Attributable Amount" shall mean, in connection with any designation of a Restricted Subsidiary as an Unrestricted Subsidiary or of an Unrestricted Subsidiary as a Restricted Subsidiary pursuant to Section 8.10, the amount of EBITDA for the most recent four consecutive fiscal quarter period for which financial statements have been delivered in accordance with Section 8.02, determined at the time of such designation, which was attributable to such Subsidiary.

                  "Bank Affiliate" shall mean, (a) with respect to any Bank, (i) an Affiliate of such Bank or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Bank or an Affiliate of such Bank and (b) with respect to any Bank that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Bank or by an Affiliate of such investment advisor.

                  "Banks" shall mean the Persons listed on Exhibit 2.01(a), each such Bank's respective successors (which successors shall include any entity resulting from a merger or consolidation) and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term "Banks" includes the Swingline Lenders and the Issuing Banks.

                  "Borrowing Date" shall mean a date upon which a Borrowing is, or is to be made, under Section 2.01(a).

                  "Borrowings" shall mean Borrowings by the Company under (a)
Section 2.01(a) consisting of simultaneous Revolving Loans from the Banks or (b)
Section 2.07 consisting of Swingline Loans.

                  "Business Day" shall mean a day when the Reference Banks and the Administrative Agent are open for business; provided that in connection with Eurodollar Loans, it shall mean a day when the Reference Banks and the

Administrative Agent are open for business and banks are authorized to be open for business in London and New York.

                  "Capital Stock" of any Person shall mean any and all shares, interests, share capital, rights to subscribe for or purchase, warrants, options, participations or other equivalents of or interests or membership interests in (however designated) equity of such Person, including any Preferred Stock, any limited or general partnership interest and any limited liability company membership interest (but excluding any debt securities convertible into such equity), and any rights to subscribe for or purchase any thereof.

                  "Cash Flow Producing Assets" shall mean (a) assets other than
(i) cash equivalents and other investments purchased in the ordinary course of the Company's cash management activities, (ii) office buildings and office equipment and supplies and (iii) other assets not comprising radio broadcast stations or portions thereof or not directly employed in the cash flow-producing activities of the Company and the Restricted Subsidiaries and (b) any Capital Stock of a Restricted Subsidiary substantially all the assets of which constitute assets described in clause (a) above.

                  "CD Rate" for any Interest Period shall mean, for each CD Rate Loan comprising all or part of the relevant Borrowing, an interest rate per annum determined by the Administrative Agent to be equal to the sum of:

                  (a) the rate per annum obtained by dividing (i) the per annum rate of interest determined by the Administrative Agent to be the average (rounded upward to the nearest whole multiple of 0.01%, if such average is not such a multiple) of the bid rate determined independently by each Reference Bank at 9:00 a.m. (New York, New York time), or as soon thereafter as is practicable, on the first day of such Interest Period, of a certificate of deposit dealer of recognized standing selected by each Reference Bank for the purchase at face value of its certificates of deposit in an amount approximately equal or comparable to the aggregate principal amount of such CD Rate Loans, with a maturity equal to such Interest Period, by (ii) the result obtained by subtracting from 100% all reserve (including any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirements (expressed as a rate per annum) applicable (or scheduled at the time of determination to become applicable during such Interest Period) to such certificates of deposit, plus

                  (b) the weighted average of annual assessment rates, determined by the Administrative Agent to be in effect on the first day of such Interest Period, used to determine the then current annual assessment payable by the Reference Banks to the Federal Deposit Insurance Corporation for such Corporation's insuring Dollar deposits of such Reference Banks in the United States.

                  The Administrative Agent shall deliver to the Company a certificate setting forth in reasonable detail the calculation of the CD Rate with each determination of the CD Rate.


                  "CD Rate Loans" shall mean the loans described in Section 2.01(d)(iii) which bear interest at a rate based on the CD Rate.


                  A "Change of Control" shall be deemed to have occurred if (a) the Cox Family and Cox Enterprises shall cease at any time to own directly or indirectly Capital Stock of the Company carrying at least 50.1% of the voting power of all the outstanding voting stock of the Company, (b) any Person or group of Persons other than the Cox Family, Cox Enterprises and Persons Controlled by them shall have the right or ability, directly or indirectly, to cause the election of a majority of the directors of the Company, (c) the Cox Family shall cease at any time to own directly or indirectly at least 50.1% of the outstanding voting stock of Cox Enterprises, or (d) any Person or group of Persons other than the Cox Family shall have the right or ability, directly or indirectly, to cause the election of a majority of the directors of Cox Enterprises.

                  "Chase" shall have the meaning set forth in the introductory paragraph of this Agreement.

                  "Closing Date" shall mean the date of this Agreement.

                  "Commitment" shall mean as to any Bank the aggregate amount of such Bank's commitment to make Loans and to acquire participations in Letters of Credit hereunder, as set forth beside such Bank's name on Exhibit 2.01(a) attached hereto or in any Assignment and

Acceptance executed pursuant to Section 13.07(c), as such amount (a) may be reduced from time to time pursuant to the terms of this Agreement or pursuant to an Assignment and Acceptance or (b) may be increased from time to time pursuant to an Assignment and Acceptance.

                  "Commitment Fees" shall have the meaning set forth in Section 4.02.

                  "Commitment Fee Rate" shall have the meaning set forth under the definition of "Margin Percentage".

                  "Commitment Letter" shall have the meaning assigned to such term in Section 13.04.

                  "Company" shall have the meaning set forth in the introductory paragraph of this Agreement.

                  "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

                  "Counsel for the Company" shall mean Dow, Lohnes & Albertson, PLLC.

                  "Cox Enterprises" shall mean Cox Enterprises, Inc., a Delaware corporation.

                  "Cox Family" shall mean those certain trusts commonly referred to as the Dayton-Cox Trust A, the Barbara Cox Anthony Atlanta Trust, the Anne Cox Chambers Atlanta Trust, the Estate of James M. Cox, Jr., Barbara Cox Anthony, Garner Anthony, Anne Cox Chambers, and the estates, executors and administrators, and children of the above-named individuals, and any corporation, partnership, limited liability company, trust or other entity in which the above-named trusts or individuals in the aggregate have a beneficial interest of greater than 50%.

                  "CSI" shall have the meaning set forth in the definition of "Agent's Fee Letter" under this Agreement.

                  "Debt" shall mean with respect to any Person and without duplication (a) indebtedness for borrowed money or for the deferred purchase price of Property or services in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which such Person directly or indirectly assures a creditor against loss, (b) the capitalized portions of obligations under leases which shall have been or should have been, in accordance with GAAP, recorded as capital leases, (c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments and (d) all guarantees by such Person of the Debt of others.

                  "Default Rate" shall mean a rate per annum (for the actual number of days elapsed, based on a year of 365 or 366 days, as the case may be) which shall be equal to the lesser of (a) the Alternate Base Rate plus 1% or (b) the Highest Lawful Rate.

                  "Depositary" shall have the meaning assigned to such term in
Section 13.03.

                  "Discretionary Borrowings" shall mean borrowings by the Company under Section 2.06 consisting of Discretionary Loans.

                  "Discretionary Loans" shall mean loans made by a Bank pursuant to Section 2.06.

                  "Dollars" and "$" shall mean lawful currency of the United States of America.

                  "EBITDA" shall mean, with respect to any period, the net income of the Company and its Subsidiaries on a consolidated basis for such period plus, to the extent deducted in computing such consolidated net income, without duplication, the sum of (a) income tax expense, (b) interest expense,
(c) depreciation and amortization expense, (d) any extraordinary or non-recurring losses, (e) management fees paid to Cox Enterprises, (f) closing costs and other non-recurring costs incurred in connection with this Agreement, the Facility A Credit Agreement and any other acquisition, disposition or financing, and (g) other noncash items reducing such consolidated net income, minus, to the extent added in computing such consolidated net income, without duplication, the sum of (i) interest income, (ii) any extraordinary or non-recurring gains and (iii) other noncash items increasing such consolidated net income, determined on a consolidated basis in accordance with GAAP

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

                  "Eurodollar Event" shall have the meaning assigned to such term in Section 2.01(e).

                  "Eurodollar Loans" shall mean the Loans described in Section 2.01(d)(ii) which bear interest at a rate based on the Eurodollar Rate.

                  "Eurodollar Rate" for any Interest Period shall mean, for each Eurodollar Loan comprising part of the relevant Borrowing, an interest rate per annum equal to the per annum rate of interest determined by the Administrative Agent to be the arithmetical average (rounded upward to the nearest whole multiple of 0.01%, if such average is not such a multiple) of the rate per annum at which deposits in Dollars are offered by the Lending Office of each Reference Bank to a prime bank in the interbank domestic eurodollar market at 10:00 a.m. (New York, New York time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period and in an amount substantially equal to the amount of the relevant Eurodollar Loan of such Reference Bank during such Interest Period.

                  "Event of Default" shall have the meaning assigned to such term in Article 10; provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and "Default" shall mean any of such events, whether or not any such requirement has been satisfied.

                  "Existing Facility" shall have the meaning set forth in the introductory paragraph of this Agreement.

                  "Facility A Credit Agreement" shall mean the 364 day Credit Agreement dated as of June 30, 2000, among the Company, certain lenders, Chase, as administrative agent for such lenders, Bank of America, N.A., as syndication agent for such lenders, and Citibank, N.A., as documentation agent for such lenders.

                  "FCC" shall mean the Federal Communications Commission or any successor governmental agency thereto.

                  "Federal Funds Borrowing Rate" shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the

Federal Reserve System for such day quoted by the Reference Banks to the Administrative Agent at 12:00 noon (New York, New York time) on such day.

                  "Floating Rate" shall mean, as of a particular date, the prime rate most recently determined by the Administrative Agent. Without notice to the Company or any other Person, the Floating Rate shall change automatically from time to time as and in the amount by which said prime rate shall fluctuate, with each such change to be effective as of the date of each change in such prime rate. The Floating Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Floating Rate.

                  "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Majority Banks request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

                  "Granting Bank" shall have the meaning assigned to such term in Section 13.07(d).

                  "Highest Lawful Rate" shall mean the maximum nonusurious interest rate, if any, that at any applicable time may be contracted for, taken, reserved, charged or received on any Loan or on the other amounts which may be owing to any Bank pursuant to this Agreement under the laws applicable to such Bank and this transaction.

                  "Indemnified Liabilities" shall have the meaning assigned to such term in Section 13.04.

                  "Index Debt" shall mean senior, unsecured long-term Debt of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.

                  "Interest Coverage Ratio" shall mean, at any time, the ratio of (a) Pro Forma EBITDA plus, to the extent subtracted in computing EBITDA, interest income to (b) Interest Expense, in each case for any four consecutive fiscal quarter period.

                  "Interest Expense" shall mean, with respect to any period, cash interest expense of the Company and its Restricted Subsidiaries on a consolidated basis for such period determined in accordance with GAAP.

                  "Interest Payment Date" shall mean, with respect to Alternate Base Rate Loans, each Quarterly Date, with respect to Eurodollar Loans or CD Rate Loans, the last day of each Interest Period, or with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid.

                  "Interest Period" shall mean, with respect to each Eurodollar Loan and CD Rate Loan made hereunder, the period commencing on the Borrowing Date of such Loan and

                  (a) in the case of Eurodollar Loans, ending one, two, three or six months thereafter; and

                  (b) in the case of CD Rate Loans, ending 30, 60, 90 or 180 days thereafter;

in each case as the Company may select in the Notice of Borrowing; provided, however, that (i) no Interest Period for a Loan may be chosen that would extend beyond the Maturity Date, (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided that with respect to Eurodollar Loans, any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day only if such Business Day does not fall in another month, and in the event the next succeeding Business Day falls in another month, the Interest Period for such Eurodollar Loan shall be accelerated so that such Interest Period shall end on the next preceding Business Day and (iii) any Interest Period that begins on a day for which there is no numerically corresponding day in the last month of such Interest Period shall end on the last Business Day of the last month of such Interest Period. In no event shall there be more than ten Interest Periods in effect at any one time.

                  "Issuing Banks" shall mean The Chase Manhattan Bank and each other Person that is listed on Exhibit 2.08 or that shall, by an instrument satisfactory in form and substance to, and executed by, the Company and the Administrative Agent, become an Issuing Bank, and its successors in such capacity as provided in Section 2.08(i). An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate executing this Agreement as Issuing Bank, in its capacity as issuer of Letters of Credit hereunder.

                  "LC Disbursement" shall mean a payment made by an Issuing Bank pursuant to a Letter of Credit.

                  "LC Exposure" shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus
(b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any Bank at any time shall be its Applicable Percentage of the total LC Exposure at such time.

                  "L/C Participation Fees" shall have the meaning set forth in
Section 4.04.

                  "Lending Office" shall mean, with respect to any Bank, its principal office in the city identified with such Bank in Exhibit 13.02 hereto, or such other office or branch of such Bank, or Affiliate of such Bank located in the United States (acting on behalf of such Bank as its "Lending Office" hereunder), as it shall designate in writing from time to time to the Company, as the case may be.

                  "Letter of Credit" shall mean any letter of credit issued pursuant to this Agreement.

                  "Leverage Ratio" shall mean, at any time, the ratio of (a) Total Debt, as of the last day of the fiscal quarter most recently ended, to (b) Pro Forma EBITDA, for the four consecutive fiscal quarter period then most recently ended.

                  "Loans" shall mean Revolving Loans, Discretionary Loans and Swingline Loans.

                  "Majority Banks" shall mean Banks holding at least 51% of the aggregate Commitments hereunder.

                  "Mandatory Prepayment Ratio" shall have the meaning set forth in Section 3.02(b)(i).

                  "Margin Percentage" shall mean at any date that percentage (a) to be added to the CD Rate or the Eurodollar Rate pursuant to Section 2.01(d)(iii) or Section 2.01(d)(ii) for purposes of determining the per annum rate of interest applicable from time to time to CD Rate Loans or Eurodollar Loans and (b) to be used in computing the Commitment Fee Rate pursuant to
Section 4.02, set forth under the appropriate column below opposite the Category corresponding to the credit ratings by Moody's or S&P, respectively, applicable to the Index Debt on such date:

  Category      Ratings    Commitment       Applicable
                          Fee Rate (%)      Margin (%)

Category 1    >=A-/A3         0.10              0.40

Category 2    BBB+/Baa1       0.125             0.50

Category 3    BBB/Baa2        0.15              0.625

Category 4    BBB-/Baa3       0.20              0.75

Category 5    <=BB+/Ba1       0.25              1.00

                  For purposes of the foregoing, (i) if either of Moody's or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 5;
(ii) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall fall within different Categories, the Margin Percentage shall be based on the highest of the ratings; and (iii) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody's or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Margin Percentage shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody's or S&P shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Banks shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Margin Percentage shall be determined by reference to the rating most recently in effect prior to such change or cessation.

                  "Margin Stock" shall mean "margin stock" as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

                  "Material FCC Licenses" shall have the meaning set forth in
Section 8.04.

                  "Materially Adverse Effect" shall mean (a) a material and adverse effect on the business, properties, operations or financial condition of the Company and the Restricted Subsidiaries taken as a whole, (b) a material impairment of the ability of the Company to perform any of its material obligations under this Agreement or (c) a material impairment of the rights or interests of the Banks in connection with this Agreement.

                  "Maturity Date" shall mean the fifth anniversary of the Closing Date.

                  "Maximum Permissible Rate" shall have the meaning set forth in
Section 13.05.

                  "Moody's" shall mean Moody's Investors Service, Inc.

                  "Net Cash Proceeds" shall mean (a) with respect to a sale, assignment, transfer or other disposition by the Company or any Restricted Subsidiaries to any Person other than the Company or any Restricted Subsidiaries of any Capital Stock or assets owned by such party, the gross cash proceeds to such party (including cash proceeds, whenever received, of any non-cash consideration) of such sale, assignment, transfer or other disposition, less the sum of (i) the reasonable costs associated with such sale, assignment, transfer or other disposition, including income taxes (as estimated by the Company or any Restricted Subsidiaries, as the case may be, in good faith after taking into account any available tax credits or deductions and any tax sharing arrangements), (ii) payments of the outstanding principal amount of, premium or penalty, if any, and interest on any Debt required to be, and which in fact is, prepaid under the terms thereof as a result of such disposition, and payments required to be made to the holders of any Debt to obtain the consent of such holders to such transaction, (iii) appropriate amounts as a reserve, in accordance with GAAP, against any liabilities directly associated with the Capital Stock or assets sold and which liabilities are retained by the Company or any Restricted Subsidiaries after such sale, assignment, transfer or other disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such sale, assignment, transfer or disposition, and (iv) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such transaction, and (b) with respect to any incurrence of Debt, cash proceeds net of underwriting commissions or placement fees and expenses directly incurred in connection therewith.

                  "Notice of Borrowing" shall have the meaning set forth in
Section 2.01(b)(i).

                  "Obligations" shall mean the obligations of the Company under this Agreement with respect to (a) the principal amount of the Loans, (b) interest on the Loans and (c) all other monetary obligations of the Company under this Agreement.

                  "Officer's Certificate" shall mean a certificate signed in the name of the Company by either its chief executive officer, its president, its chief financial officer, one of its vice presidents or its treasurer.

                  "PBGC" shall have the meaning set forth in Section 6.12.

                  "Person" shall mean an individual, partnership, joint venture, corporation, company, limited liability company, bank, trust, unincorporated organization or a government or any department or agency thereof or any other entity.

                  "Plan" shall mean any employee pension benefit plan within the meaning of Title IV of ERISA which is either (i) maintained for employees of the Company, of any Subsidiary, or of any member of a "controlled group of corporations" or "combined group of trades or businesses under common control" as such terms are defined, respectively, in Sections 414(b) and (c) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, of which the Company or any Subsidiary is a party, or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Company, any Subsidiary or any member of a "controlled group of corporations" or "combined group of trades or businesses under common control" defined as aforesaid, is at the time in question making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

                  "Preferred Stock", as applied to the Capital Stock of any Person, shall mean Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

                  "Pro Forma Compliance" shall mean the compliance by the Company on a pro forma basis with the covenants set forth in subsection 8.01 for the four fiscal quarter period ending on the last day of the most recently ended fiscal quarter for which financial statements have been delivered in accordance with subsection 8.02 as if the designation of a Restricted Subsidiary or an Unrestricted Subsidiary with respect to which Pro Forma Compliance is being measured had occurred on the first day of such period.

                  "Pro Forma EBITDA" shall mean EBITDA, excluding therefrom EBITDA attributable to any Property sold or otherwise disposed of other than in the ordinary course of business during any applicable period as if such Property were not owned at any time during such period, and including therein EBITDA attributable to any Property acquired other than in the ordinary course of business during any applicable period as if such Property were at all times owned during such period.

                  "Pro Rata Share" shall mean, with respect to any Bank, a fraction (expressed as a percentage rounded upward to the nearest whole multiple of 0.000000001%) (a) the numerator of which shall be the amount equal to such Bank's Commitment, and (b) the denominator of which shall be the aggregate amount of all Banks' Commitments.

                  "Property" shall mean all types of real and personal property, whether tangible, or intangible or mixed.

                  "Quarterly Date" shall mean the last day of each March, June, September and December, beginning with September 30, 2000, or if any such date is not a Business Day, the next succeeding Business Day.

                  "Reference Banks" shall mean Chase, Bank of America, N.A. and Citibank, N.A.

                  "Register" shall have the meaning set forth in Section 13.07(f) hereof.

                  "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System.

                  "Required Prepayment Date" shall have the meaning set forth in
Section 2.01(e)(i) hereof.

                  "Restricted Subsidiary" shall mean each Subsidiary other than those Subsidiaries identified as Unrestricted Subsidiaries in Exhibit 6.01; provided, however, that subject to Section 8.10, a Restricted Subsidiary may be designated by the Company as an Unrestricted Subsidiary or an Unrestricted Subsidiary may be redesignated by the Company as a Restricted Subsidiary; provided further, that after the initial designation of an Unrestricted Subsidiary by the Company, only five further redesignations of such Subsidiary shall be permitted.

                  "Revolving Loans" shall mean CD Rate Loans, Alternate Base Rate Loans or Eurodollar Loans made pursuant to Section 2.01(a).

                  "S&P" shall mean Standard & Poor's Rating Group.

                  "SPC" shall have the meaning set forth in Section 13.07(d) hereof.

                  "Subsidiary" shall mean, with respect to the Company at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the Company in the Company's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

                  "Swingline Borrowing" shall mean a borrowing consisting of simultaneous Swingline Loans from each of the Swingline Lenders.

                  "Swingline Commitment" shall mean, with respect to any Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans hereunder as set forth in Section 2.07, as such Bank's Swingline Commitment may be permanently terminated or reduced from time to time pursuant to Section 2.07(d). The Swingline Commitments shall automatically and permanently terminate on the Maturity Date.

                  "Swingline Commitment Percentage" shall mean, with respect to any Swingline Lender at any time, the percentage that the Swingline Commitment of such Swingline Lender represents of the Total Swingline Commitment at such time.

                  "Swingline Lender" shall mean each Person that is listed on
Exhibit 2.07.

                  "Swingline Loan" shall mean any Loan made by a Bank pursuant to Section 2.07. Each Swingline Loan shall be an Alternate Base Rate Loan.

                  "Swingline Loan Exposure" shall mean, at any time, the aggregate outstanding principal amount at such time of all Swingline Loans. The Swingline Loan Exposure of any Bank at any time shall mean its Applicable

Percentage of the aggregate Swingline Loan Exposure at such time.

                  "Swingline Maturity Date" shall mean the date that is seven Business Days following the applicable Swingline Borrowing or, if earlier, on the Maturity Date or the date of repayment or prepayment or conversion of such Borrowing.

                  "Total Commitment" shall mean, at any time, the aggregate amount of the Commitments, as in effect at such time.

                  "Total Debt" shall mean, as of any date and without duplication, all Debt of the Company and the Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, including guaranties of Debt obligations of parties other than the Company or such Restricted Subsidiaries and obligations under or with respect to standby letters of credit of the Company and the Restricted Subsidiaries.

                  "Total Swingline Commitment" shall mean, at any time, the aggregate amount of the Swingline Commitments, as in effect at such time.

                  "Unrestricted Subsidiary" shall mean any Subsidiary so designated in accordance with Section 6.01 or Section 8.10.

                  "Utilization Fee" shall have the meaning set forth in Section
4.03 hereof.

                  "Utilized Loans" shall have the meaning set forth in Section
4.03 hereof.

                  "Wholly Owned", when used with respect to a Subsidiary, shall mean the beneficial ownership by the Company of 100% of the Capital Stock of such Subsidiary.

                  SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise

(a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and
(d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

                                   ARTICLE II

                         The Loans and Letters of Credit

                  SECTION 2.01.     The Revolving Loans.

(a) Revolving Loan Commitment. Subject to and upon the terms and conditions set forth in this Agreement, each Bank severally agrees to make Revolving Loans in Dollars to the Company on any one or more Business Days on or after the date hereof and prior to the Maturity Date, up to an aggregate principal amount of Revolving Loans not exceeding at any one time outstanding an amount equal to such Bank's Commitment made to the Company, if any, minus such Bank's LC Exposure and Swingline Loan Exposure; provided, however, that in no event shall the aggregate outstanding principal amount at any time of the Revolving Loans and the Discretionary Loans, the LC Exposure and the Swingline Loan Exposure exceed $350,000,000, as such amount may be reduced pursuant to the terms of this Agreement. Each Borrowing shall be in an aggregate amount of not less than $3,000,000 and an integral multiple of $250,000. Subject to the foregoing, each Borrowing shall be made simultaneously from the Banks according to their Pro Rata Shares of the principal amount requested for each Borrowing, and shall consist of Revolving Loans of the same type (e.g., CD Rate Loans, Alternate Base Rate Loans or Eurodollar Loans) with the same Interest Period from each Bank. Within such limits and during such period, the Company may borrow, repay and reborrow under this Section 2.01(a).

(b) Borrowing Procedures; Delivery of Proceeds; Recordation of Loans. (i) Each Borrowing under this Section 2.01 shall be made on at least (A) in the case of a

Borrowing consisting of Alternate Base Rate Loans, prior oral or written notice from the Company to the Administrative Agent by 9:00 a.m. (New York, New York time) on the same day as the requested Borrowing (and the Administrative Agent shall prior to 12:00 noon (New York, New York time) on the date such notice is received by the Administrative Agent provide oral or written notice of the requested Borrowing to the Banks, and each Reference Bank shall then provide to the Administrative Agent not later than 12:15 p.m. (New York, New York time) oral or written notice of the Federal Funds Borrowing Rate for such day offered at 12:00 noon (New York, New York time) by such Reference Bank to the Company, and the Alternate Base Rate determined by the Administrative Agent shall be conveyed by the Administrative Agent by oral or written communication to all the Banks by 1:00 p.m. (New York, New York time) on the Borrowing Date), (B) in the case of a Borrowing consisting of Eurodollar Loans, three Business Days' prior written or oral notice from the Company to the Administrative Agent by 9:00 a.m. (New York, New York time) and (C) in the case of a Borrowing consisting of CD Rate Loans, one Business Day's prior written or oral notice from the Company to the Administrative Agent by 9:00 a.m. (New York, New York time) (and the Administrative Agent shall, in the case of (B) and (C) above, provide to each Bank prior oral or written notice of the requested borrowing by 11:30 a.m. (New York, New York time) on the date such notice is received by the Administrative Agent) (in each case, a "Notice of Borrowing"); provided, however, with respect to each oral Notice of Borrowing, the Company shall deliver promptly (and in any event, no later than two Business Days after the giving of such oral notice) to the Administrative Agent a confirmatory written Notice of Borrowing. Each Notice of Borrowing shall be irrevocable and shall specify: (w) the total principal amount of the proposed Borrowing, (x) whether the Borrowing will be comprised of CD Rate Loans, Alternate Base Rate Loans or Eurodollar Loans, (y) with respect to Eurodollar Loans and CD Rate Loans the applicable Interest Period for such Loans (which may not extend beyond the Maturity Date), and (z) the Borrowing Date. The Administrative Agent shall promptly give like notice to the other Banks, and on the Borrowing Date each Bank shall make its Pro Rata Share of the Borrowing available at the principal banking office of the Administrative Agent, 270 Park Avenue, New York, New York 10017, no later than 3:30 p.m. (New York, New York time) in the case of a Borrowing consisting of Alternate Base Rate Loans, and no later than 2:00 p.m. (New York, New

York time) in the case of all other Borrowings, in each case in immediately available funds.

         (ii) The Administrative Agent shall pay or deliver the proceeds of each Borrowing to or upon the order of the Company. Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness to such Bank resulting from each Loan, from time to time, including the amounts of principal and interest payable and paid such Bank from time to time under this Agreement. The Administrative Agent shall maintain accounts in which it will record (A) the principal amount of each Loan made hereunder, the type of each Loan and the Interest Period applicable thereto,
(B) the amount of any principal or interest due and payable or to become due and payable from the Company to each Bank hereunder and (C) the amount of any sum received by the Administrative Agent hereunder from the Company and each Bank's Pro Rata Share thereof. The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Bank or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Loans in accordance with their terms.

         (c) Substitute Rate. Anything in this Agreement to the contrary notwithstanding, if at any time prior to the determination of the rate with respect to any proposed Loan (i) the Majority Banks in their discretion shall determine with respect to Eurodollar Loans to be made by them on the applicable Borrowing Date of such Loan that there is a reasonable probability that Dollar deposits will not be offered to such Banks in the interbank eurodollar market for a period of time equal to the applicable Interest Period in amounts equal to the amount of each such Bank's Eurodollar Loan in Dollars, that the Eurodollar Rate does not reflect the cost to the Banks of funding Eurodollar Loans or that adequate and reasonable means do not exist to be able to determine the Eurodollar Rate or (ii) the Administrative Agent in its discretion shall determine with respect to CD Rate Loans to be made by the Banks on the applicable Borrowing Date of such proposed Loan that bid rates will not be provided by certificate of deposit dealers of recognized standing for the purchase at face value of certificates of deposit of the Reference Banks for a period of time equal to the applicable Interest Period in amounts approximately equal or comparable to the aggregate principal amount of such Loans with a maturity equal to the applicable Interest Period, then:

                  (A) the Majority Banks (acting through the Administrative Agent) or the Administrative Agent, as the case may be, shall give the Company notice thereof, and in the case of subsection (ii) above, the Administrative Agent shall also give the Banks notice thereof, and

                  (B) Alternate Base Rate Loans shall be made in lieu of any Eurodollar Loans or CD Rate Loans that were to have been made at such time.

                  (d)      Interest. The Loans shall bear interest as follows:

                  (i) Each Alternate Base Rate Loan (including each Swingline Loan) shall bear interest on the unpaid principal amount thereof from time to time outstanding at a rate per annum (for the actual number of days elapsed, based on a year of 365 or 366 days, as the case may be) which shall be equal to the lesser of (A) the Alternate Base Rate or (B) the Highest Lawful Rate. In addition, the Company will pay a Utilization Fee pursuant to Section 4.03.

                  (ii) Each Eurodollar Loan shall bear interest on the unpaid principal amount thereof from time to time outstanding at a rate per annum (for the actual number of days elapsed, based on a year of 360 days) which shall be the lesser of (A) the sum of the Eurodollar Rate plus the applicable Margin Percentage or (B) the Highest Lawful Rate. In addition, the Company will pay a Utilization Fee pursuant to Section 4.03.

                  (iii) Each CD Rate Loan shall bear interest on the unpaid principal amount thereof from time to time outstanding at a rate per annum (for the actual number of days elapsed, based on a year of 360 days) which shall equal to the lesser of (A) the sum of the CD Rate plus the applicable Margin Percentage or (B) the Highest Lawful Rate. In addition, the Company will pay a Utilization Fee pursuant to
         Section 4.03.

                  (iv) Interest on the outstanding principal of each Loan shall accrue from and including the Borrowing Date for such Loan to but excluding the date such Loan is paid in full and shall be due and payable

         (A) on the Interest Payment Date for each such Loan, (B) as to any Eurodollar Loan having an Interest Period greater than three months, at the end of the third month of the Interest Period for such Loan,
         (C) as to any CD Rate Loan having an Interest Period greater than 90 days, on the 90th day of the Interest Period for such Loan, and (D) as to all Loans, at maturity, whether by acceleration or otherwise, or after notice of prepayment in accordance with Section 2.01(e)(i) or
         Section 3.01(c) hereof, on and after the Required Prepayment Date or the applicable prepayment date, as the case may be, as specified in such notice.

                  (v) Past due principal, whether pursuant to acceleration or the Company's failure to make a prepayment on the date specified in the applicable prepayment notice or otherwise, and, to the extent permitted by applicable law, past due interest and (after the occurrence of an Event of Default) past due fees, pursuant to acceleration or otherwise, shall bear interest from their respective due dates, until paid, at the Default Rate and shall be due and payable upon demand.

         (e) Change of Law. (i) Anything in this Agreement to the contrary notwithstanding, if at any time any Bank in good faith determines (which determination shall be conclusive absent demonstrable error) that any change after the date hereof in any applicable law, rule or regulation or in the interpretation or administration thereof makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful (any of the above being described as a "Eurodollar Event") for such Bank or its foreign branch or branches to maintain or fund any Loan in Dollars by means of Dollar deposits obtained in the interbank eurodollar market then, at the option of such Bank, the aggregate principal amount of each of such Bank's Eurodollar Loans then outstanding, which Loans are directly affected by such Eurodollar Events, shall be prepaid in Dollars, and any remaining obligation of such Bank hereunder to make Eurodollar Loans (but not CD Rate Loans or Alternate Base Rate Loans) shall be suspended for so long as such Eurodollar Events shall continue. Upon the occurrence of any Eurodollar Event and at any time thereafter so long as such Eurodollar Event shall continue, such Bank may exercise its aforesaid option by giving written notice thereof to the Administrative Agent and the Company. Any prepayment of any Eurodollar Loan which is required under this Section 2.01(e) shall be made, together with accrued and unpaid interest and all other amounts payable to such Bank under this Agreement with respect to such prepaid Loan (including amounts payable pursuant to Section 2.01(f)), on the date stated in the notice to the Company referred to above, which date ("Required Prepayment Date") shall be not less than 15 days (or such earlier date as shall be necessary to comply with the relevant law, rule or regulation) from the date of such notice. If any Eurodollar Loan is required to be prepaid under this Section 2.01(e), the Banks agree that at the written request of the Company, the Bank that has made such Eurodollar Loan shall make an Alternate Base Rate Loan or a CD Rate Loan on the Required Prepayment Date to the Company in the same principal amount, in Dollars, as the Eurodollar Loan of such Bank being so prepaid. Any such written request by the Company for Alternate Base Rate Loans or a CD Rate Loan under this Section 2.01(e) shall be irrevocable and, in order to be effective, must be delivered to the Administrative Agent not less than one Business Day prior to the Required Prepayment Date.

         (ii) Notwithstanding the foregoing, in the event the Company is required to pay to any Bank amounts with respect to any Borrowing pursuant to
Section 2.01(e)(i), the Company may give notice to such Bank (with copies to the Administrative Agent) that it wishes to seek one or more assignees (which may be one or more of the Banks) to assume the Commitment and any Swingline Commitment of such Bank and to purchase its outstanding Loans and the Administrative Agent will use its best efforts to assist the Company in obtaining an assignee; provided that if more than one Bank requests that the Company pay substantially and proportionately equal additional amounts under
Section 2.01(e)(i) and the Company elects to seek an assignee to assume the Commitments and any Swingline Commitments of any of such affected Banks, the Company must seek an assignee or assignees to assume the Commitments and any Swingline Commitments of all such affected Banks. Each Bank requesting compensation pursuant to Section 2.01(e)(i) agrees to sell its Commitments, any Swingline Commitments, Loans and interest in this Agreement in accordance with
Section 13.07 to any such assignee for an amount equal to the sum of the outstanding unpaid principal of and accrued interest on such Loans in Dollars plus all other fees and amounts (including any compensation claimed by such Bank under Section 2.01(e)(i) and Section 2.01(f)) due such Bank hereunder calculated, in each case, to the date such Commitments, Swingline Commitments, Loans and interest are purchased. Upon such sale or prepayment, each such Bank shall have no further Commitment, Swingline Commitment or other obligation to the Company hereunder.

         (f) Funding Losses. In the event of (i) any payment or prepayment (whether authorized or required hereunder pursuant to acceleration or otherwise) of all or a portion of any CD Rate Loan or Eurodollar Loan on a day other than the last day of an Interest Period, (ii) any payment or prepayment (whether authorized or required hereunder pursuant to acceleration or otherwise), of any CD Rate Loan or Eurodollar Loan made after the delivery of the Notice of Borrowing for such CD Rate Loan or Eurodollar Loan, but before the Borrowing Date therefor, if such payment or prepayment prevents such CD Rate Loan or Eurodollar Loan from being made in full or (iii) the failure of any Loan to be made by any Bank due to any condition precedent to a Loan not being satisfied or as a result of this Section 2.01, or due to any other action or inaction of the Company, the Company shall pay, in Dollars, to each affected Bank upon its request made on or before 45 days after the occurrence of any such event, acting through the Administrative Agent, such amount or amounts (to the extent such amount or amounts would not be usurious under applicable law) as may be necessary to compensate such Bank for any costs and losses incurred by such Bank (including such amount or amounts as will compensate it for the amount by which the rate of interest on such Loan immediately prior to such repayment exceeds the Eurodollar Rate or the CD Rate, for the period from the date of such prepayment to the Interest Payment Date with respect to such prepaid Loan, all as determined in good faith by such Bank) but otherwise without penalty. Any such claim by a Bank for compensation shall be made through the Administrative Agent and shall be accompanied by a certificate signed by an officer of such Bank authorized to so act on behalf of such Bank, setting forth in reasonable detail the computation upon which such claim is based. The obligations of the Company under this Section 2.01(f) shall survive the termination of this Agreement and/or the payment of the obligations hereunder.

         (g) Increased Costs--Taxes, Reserve Requirements, Etc. (i) The Company for and on behalf of each Bank shall pay or cause to be paid directly to the appropriate governmental authority or shall reimburse or compensate each Bank upon demand by such Bank, acting through the Administrative Agent, for all costs incurred, losses suffered or payments made, as determined by such

Bank, by reason of any and all present or future taxes (including any interest equalization tax or any similar tax on the acquisition of debt obligations), levies, imposts or any other charge of any nature whatsoever imposed by any taxing authority, whether or not such taxes were correctly or legally asserted, on or with regard to any aspect of the transactions with respect to this Agreement and the Loans and Letters of Credit, except such taxes as may be imposed on the overall net income of a Bank or its Lending Office or franchise taxes (imposed on or measured by income, earnings or retained earnings) imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which such Bank's principal executive office or its Lending Office is located; provided, that the Company shall not be required to pay, cause to be paid or reimburse or compensate any Bank for any taxes, levies, imposts or other charges that (A) are attributable to such Bank's failure to comply with the requirements of Section 2.03 or (B) are imposed on amounts payable to such Bank at the time such Bank becomes a party to this Agreement (or designate a new lending office), except to the extent that such Bank (or its assignor, if any), was entitled, at the time of designation of a new lending office (or assignment) to receive additional amounts from the Company with respect to such taxes pursuant to this paragraph.


         (ii) The Company shall pay immediately upon demand by any Bank, acting through the Administrative Agent, any applicable stamp and registration taxes, duties, official and sealed paper taxes, or similar charges due, in connection with any Loans or Letters of Credit or this Agreement or in connection with the enforcement hereof; provided, that the Company shall not be required to pay any such taxes on behalf of any Bank if such taxes are imposed at the time such Bank becomes a party to this Agreement (or designates a new lending office), except to the extent that such Bank (or its assignor, if applicable) was entitled at the time of designation of a new lending office (or assignment) to the payment of such taxes pursuant to this paragraph.

         (iii) If any Bank or the Administrative Agent receives a refund in respect of taxes for which such Bank or the Administrative Agent has received payment from the Company hereunder, it shall promptly notify the Company of such refund and if no Event of Default has occurred shall, within 30 days after receipt of such refund, repay such refund to the Company with interest if any interest is received thereon by such Bank or the Administrative Agent;

provided that the Company, upon the request of such Bank or the Administrative Agent, agrees to return such refund (plus penalties, interest or other charges) to such Bank or the Administrative Agent in the event such Bank or the Administrative Agent is required to repay such refund.

         (iv) (A) The Company shall reimburse or compensate each Bank upon demand by such Bank, acting through the Administrative Agent, for all costs incurred, losses suffered or payments made in connection with any CD Rate Loans or Eurodollar Loans or any part thereof which costs, losses or payments are a result of any future reserve, special deposit or similar requirement against assets of, liabilities of, deposits with or for the account of, or Loans by such Bank imposed on such Bank, its foreign lending branch or the interbank eurodollar market by any regulatory authority, central bank or other governmental authority, whether or not having the force of law, including Regulation D.

         (B) If as a result of (y) the introduction of or any change in or in the interpretation or administration of any law or regulation or (z) the compliance with any request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Bank (i) of agreeing to make or making, funding or maintaining Loans or (ii) issuing or acquiring participations in Letters of Credit, (other than with respect to taxes, levies, imposts and other charges covered by Sections 2.01(g)(i)-(ii) or Section 2.02 and changes in the rate of tax on the overall net income of such Bank) for which such Bank shall not have been reimbursed pursuant to the provisions of clause (A) above, then the Company shall from time to time, upon demand by such Bank, acting through the Administrative Agent, pay to such Bank additional amounts sufficient to indemnify such Bank against the full amount of such increased cost.

         (C)      Any Bank claiming reimbursement or compensation under this
Section 2.01(g)(iv) shall make its demand on or before 45 days after the end of each Interest Period during which any such cost is incurred, loss is suffered or payment is made and shall provide the Administrative Agent, who in turn shall provide the Company, with a written statement showing in reasonable detail the calculation of the amount and basis of its request, which statement, subject to Section 2.01(h), shall be conclusive absent demonstrable error; provided that in the event any reimbursement or compensation demanded by a Bank under this
Section 2.01(g) is a result of reserves actually maintained pursuant to the requirements imposed by Regulation D with respect to "Eurocurrency liabilities" (as defined or within the meaning of such Regulation), such demand shall be accompanied by a statement of such Bank in the form of Exhibit 2.01(g)(iv) attached hereto. No Bank may request reimbursement or compensation under this
Section 2.01(g)(iv) for any period prior to the period for which demand has been made in accordance with the foregoing sentence. In preparing any statement delivered under this Section 2.01(g)(iv), such Bank may employ such assumptions and allocations of costs and expenses as it shall in good faith deem reasonable and may be determined by any reasonable averaging and attribution method. So long as any notice requirement provided for herein has been satisfied, any decision by the Administrative Agent or any Bank not to require payment of any interest, cost or other amount payable under this Section 2.01(g)(iv), or to calculate any amount payable by a particular method, on any occasion, shall in no way limit or be deemed a waiver of the Administrative Agent's or such Bank's right to require full payment of any interest, cost or other amount payable hereunder, or to calculate any amount payable by another method, on any other or subsequent occasion for a subsequent Interest Period.


         (v) If any Bank shall have determined in good faith that any applicable law, rule, regulation or guideline regarding capital adequacy now or hereafter in effect, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or any Lending Office of such Bank) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency has the effect of reducing the rate of return on such Bank's capital or the capital of any corporation Controlling such Bank as a consequence of its obligations hereunder to a level below that which such Bank would have achieved as a consequence of its obligations hereunder but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by an amount deemed in good faith by such Bank to be material, then from time to time, upon notice by the Bank requesting (through the Administrative Agent) compensation, under this Section 2.01(g)(v) within a reasonable period of time after such Bank has obtained knowledge of such event, the Company shall pay to the Administrative Agent for the account of such Bank such additional amount or amounts as will compensate such Bank for such reduction. Any such claim by a Bank for compensation shall be made through the Administrative Agent and shall be accompanied by a certificate signed by an officer of such Bank authorized to so act on behalf of such Bank setting forth in reasonable detail the calculation upon which such claim is based.

         (vi) Notwithstanding the foregoing, in the event the Company is required to pay to, for or on behalf of any Bank amounts pursuant to Section 2.01(g)(i), Section 2.01(g)(iv)(A), Section 2.01(g)(iv)(B), Section 2.01(g)(v)
or Section 2.02, the Company may give notice to such Bank (with copies to the Administrative Agent) (A) that it wishes to seek one or more assignees (which may be one or more of the Banks) to assume the Commitment and any Swingline Commitment of such Bank and to purchase its outstanding Loans, in which case the Administrative Agent will use its best efforts to assist the Company in obtaining an assignee, or (B) in the case of any Bank that became a Bank pursuant to an assignment under Section 13.07, that it wishes to terminate the Commitment and any Swingline Commitment of such Bank; provided that if more than one Bank requests that the Company pay substantially and proportionately equal additional amounts under Section 2.01(g)(i), Section 2.01(g)(iv)(A),
Section 2.01(g)(iv)(B), Section 2.01(g)(v) or Section 2.02 and the Company elects to seek an assignee to assume, or to terminate, the Commitments and any Swingline Commitments of any such affected Banks, the Company must seek an assignee or assignees to assume, or must terminate, as the case may be, the Commitments and any Swingline Commitments of all such affected Banks. Each Bank requesting compensation pursuant to Section 2.01(g)(i), Section 2.01(g)(iv)(A),
Section 2.01(g)(iv)(B), or Section 2.01(g)(v) or Section 2.02 agrees to sell its Commitment and any Swingline Commitment, its outstanding Loans, Swingline Loans and interest in this Agreement in accordance with Section 13.07 to any such assignee for an amount equal to the sum of, and agrees that its Commitment and any Swingline Commitment shall be terminated as provided above upon payment to it by the Company of, the outstanding unpaid principal of and accrued interest on its outstanding Loans in Dollars plus all other fees and amounts (including, any compensation claimed by such Bank under Section 2.01(g)(i), Section 2.01(f),

Section 2.01(g)(iv)(A), Section 2.01(g)(iv)(B), Section 2.01(g)(v) or Section 2.02) due such Bank hereunder calculated, in each case, to the date such Commitment, Swingline Commitment, Loans and interest are purchased or such amounts are paid, as the case may be. Upon such sale or prepayment, each such Bank shall have no further Commitment, Swingline Commitment or other obligation to the Company hereunder.


         (vii) Any Bank claiming any amounts pursuant to this Section 2.01(g) or Section 2.02 shall use its reasonable good faith efforts (consistent with its internal policies and legal and regulatory restrictions) to avoid or minimize the payment by the Company of any amounts under this Section 2.01(g) or Section 2.02, including changing the jurisdiction of its Lending Office; provided that no such change or action shall be required to be made or taken if, in the reasonable judgment of such Bank, such change would be materially disadvantageous to such Bank; and, provided, further, that no Bank will receive compensation for expenses stemming from the change of jurisdiction of its Lending Office if such change is not required by law, regulation or order of regulatory authority.

         (viii) The aggregate amount payable, reimbursable or compensable by the Company to or for the account of a Bank under this Section 2.01(g) shall not include any cost covered by the amount received by such Bank from the Company through the Administrative Agent in connection with the calculation of the CD Rate. The Company agrees to indemnify and hold the Administrative Agent and each Bank harmless from and against any and all liabilities with respect to or resulting from any delay in the payment or omission to pay such amounts. The obligations of the Company under this Section 2.01(g) created in accordance with this Section 2.01(g) shall survive the termination of the Commitments, any Swingline Commitments, this Agreement and the payment of the Obligations hereunder.

         (h) Calculation Errors. Each calculation by the Administrative Agent or any Bank with respect to amounts owing or to be owing by the Company pursuant to this Agreement or any Loan or Letter of Credit shall be conclusive except in the case of error. In the event the Administrative Agent determines within a reasonable time that any such error shall have occurred in connection with the determination of the applicable interest rate for any Loan or Letter of Credit which results in the Company paying either more or less than the amount which would have been due and payable but for such error, then (i) any Bank that received an overpayment shall promptly refund such overpayment to the Company and (ii) if any Bank received an underpayment, the Company shall promptly pay to such Bank the amount of such underpayment. In the event it is determined within a reasonable time that any Bank, acting through the Administrative Agent, has miscalculated any amount for which it has demanded reimbursement or compensation from the Company in respect of amounts owing by the Company (other than interest) which results in the Company paying more or less than the amount which would have been due and payable but for such error, such Bank or the Company, as the case may be, shall promptly refund or pay, as the case may be, to the other the full amount of such overpayment or underpayment. In the event it is determined within a reasonable time that the Company has miscalculated the Commitment Fees due under Section 4.02 which results in the Company paying more or less than the amount which would have been due and payable but for such error, (x) any Bank that received an overpayment shall promptly refund such overpayment to the Company and (y) if any Bank received an underpayment, the Company shall promptly pay to such Bank the amount of such underpayment.

         SECTION 2.02. Setoff, Counterclaims and Taxes. All payments (whether of principal, interest, fees, reimbursements or otherwise) under this Agreement shall be made by the Company without setoff or counterclaim and shall be made free and clear of and without deduction (except as specifically contemplated in Section 2.03 below) for any present or future tax, levy, impost, or other charge, of any nature whatsoever now or hereafter imposed by any governmental authority (including withholdings of United States taxes, subject to compliance by such payment's recipient with Section 2.03). Except as specifically provided in Section 2.03 below, if the making of such payments is prohibited by law unless such tax, levy, impost, or other charge is deducted or withheld therefrom, the Company shall (i) notwithstanding anything to the contrary in this Agreement, be entitled to deduct or withhold an amount equal to such tax, levy, impost or other charge from the amounts payable under this Agreement and make such tax payments as so required, and (ii) provided that such Bank has complied with the requirements of Section 2.03, pay to the Administrative Agent for the account of each Bank, on the date of each such payment, such additional amounts as may be necessary in order that the net amounts received by such Bank after such deduction or withholding shall equal the amounts in Dollars which would have been received if such deduction or withholding were not required. The Company shall confirm that any applicable taxes imposed on this Agreement or transactions hereunder shall have been properly and legally paid by it to the appropriate taxing authorities by sending official tax receipts or notarized copies of such receipts (if receipts are issued therefor) to the Administrative Agent within 30 calendar days after receipt of request from the Administrative Agent regarding payment of any applicable tax. Upon request of any Bank, the Administrative Agent shall forward to such Bank a copy of such official receipt or a copy of such notarized copy of such receipt.

         SECTION 2.03. Withholding Tax Exemption. Each Bank that is not a corporation created or organized in the United States or under the laws of the United States or any state of the United States or the District of Columbia shall (i) deliver to the Company (with a copy to the Administrative Agent), at least five Business Days prior to the first date on which interest or fees are payable hereunder to such Bank, two original Internal Revenue Service Forms W-8BEN, W-8IMY or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, properly completed and duly executed under penalties of perjury, certifying that such Bank is completely exempt from or entitled to a zero rate of United States withholding tax on all payments by the Company to such Bank pursuant to this Agreement; (ii) deliver to the Company (with copies to the Administrative Agent) such new forms and documents prescribed by the Internal Revenue Service upon the expiration or obsolescence of any previously delivered forms or other documents referred to in this Section 2.03, or after the occurrence of any event requiring a change in the most recent forms or other documents delivered by such Bank, and (iii) promptly provide written notice to the Company (with a copy to the Administrative Agent) at any time it determines that it is no longer in a position to provide any previously delivered form or other document (or any other form of certification adopted by the Internal Revenue Service for such purpose). In no event will any withholding by the Company on any interest payable to any Bank as contemplated by this Section 2.03 give rise to a Default under Section 10.01 with respect to payments of interest.

         SECTION 2.04. Obligations Several, Not Joint. The obligations of the Banks hereunder are several and not joint. The failure of any Bank to make the Loan to be made by it as part of any Borrowing shall not relieve any other

Bank of its obligation to make its Loan on the date of such Borrowing, and no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on the date of any Borrowing.

         SECTION 2.05. Evidence of Debt. Any Bank may request that Loans made by it be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to such Bank a promissory note payable to the order of such Bank (or, if requested by such Bank, to such Bank and its registered assigns) and in a form approved by the Administrative Agent and the Company. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

         SECTION 2.06. Discretionary Loans. (a) Each Bank may, in its sole discretion and on terms and conditions in writing satisfactory to it and the Company that are consistent with the provisions of this Agreement, make additional Loans to the Company under its Commitment on any one or more Business Days on or after the date hereof and prior to the Maturity Date, which Discretionary Loans will be payable to the appropriate Bank upon such terms and conditions; provided, however, that the Company will not permit to remain outstanding any Discretionary Loans from any Bank, and no Bank will make Discretionary Loans to the Company, if the sum of the aggregate principal amount of the Discretionary Loans and the Revolving Loans made by such Bank and such Bank's LC Exposure and Swingline Exposure exceeds such Bank's Commitment. Should any Discretionary Loan be outstanding from any Bank on a date on which a Borrowing is to be made, such Borrowing shall be made available only if the Company has paid or shall simultaneously with the making of such Borrowing pay such portions of Discretionary Loans (including the payment of the amount of any losses payable pursuant to Section 2.01(f) actually incurred by such Bank as a result of such prepayment) as shall be necessary to make available a portion of each Bank's Commitment at least equal to such Bank's Pro Rata Share of such Borrowing. No Discretionary Loan shall have a maturity date or interest period that extends beyond the Maturity Date. Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness to such Bank resulting from each Discretionary Loan made by such Bank. The entries made in the accounts maintained pursuant to this Section 2.06(a) shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Bank to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Discretionary Loans in accordance with their terms.

         (b) Promptly upon written request of the Administrative Agent, each Bank will certify in writing the borrowing date, the principal amount and the maturity date of any Discretionary Loans made during any period for which the Commitment Fees under Section 4.02 are to be calculated. The Company agrees to certify to the Administrative Agent at the request of the Administrative Agent on or before (i) each Borrowing and each Discretionary Borrowing, the borrowing date, the principal amount, the maturity date and the lending Bank for each outstanding Discretionary Loan and (ii) each Quarterly Date, the borrowing date, the principal amount, the maturity date and the lending Bank for all Discretionary Loans made during any period for which the Commitment Fees under Section 4.02 are to be calculated.

         SECTION 2.07. Swingline Loans. (a) On the terms, subject to the conditions and relying upon the representations and warranties herein set forth, each Swingline Lender agrees, severally and not jointly, at any time and from time to time on and after the date hereof and until the earlier of the Business Day immediately preceding the Maturity Date and the termination of the Swingline Commitment of such Swingline Lender, to make Swingline Loans to the Company in an aggregate principal amount at any time outstanding not to exceed such Swingline Lender's Swingline Commitment Percentage of the lesser of (i) the difference between (A) the Total Swingline Commitment and (B) the Swingline Loan Exposure, and (ii) the difference between (A) the Total Commitment and (B) the sum of (I) the outstanding aggregate principal amount of all Loans and (II) the LC Exposure. Each Swingline Loan shall be made as part of a Borrowing consisting of Swingline Loans made by the Swingline Lenders ratably in accordance with their respective Swingline Commitment Percentages (it being understood that (I) the failure of any Swingline Lender to make any Swingline Loan shall not in itself relieve any other Swingline Lender of its obligation to lend hereunder and (II) no Swingline Lender shall be responsible for the failure of any other Swingline Lender to make any Swingline Loan required to be made by such other Swingline Lender).

The Swingline Loans comprising any Swingline Borrowing shall be in an aggregate principal amount that is an integral multiple of $500,000 and not less than $2,000,000 (or an aggregate principal amount equal to the remaining balance of the available Swingline Commitments). Each Swingline Lender shall make its portion of each Swingline Borrowing available to the Company by means of a credit to the general deposit account of the Company with the Administrative Agent or a wire transfer to an account designated in writing by the Company, in each case by 3:00 p.m., New York City time, on the date such Swingline Borrowing is requested to be made pursuant to paragraph (b) below. Within the limits set forth in the first sentence of this paragraph, the Company may borrow, pay or prepay and reborrow Swingline Loans on or after the Closing Date and prior to the Maturity Date on the terms and subject to the conditions and limitations set forth herein.

         (b) The Company shall give the Administrative Agent telephonic, written or telecopy notice (in the case of telephonic notice, such notice shall be promptly confirmed by telecopy) no later than 11:30 a.m., New York City time, on the day of a proposed Swingline Borrowing. Such notice shall be delivered on a Business Day, shall be irrevocable and shall refer to this Agreement and shall specify the requested date (which shall be a Business Day) and amount of such Swingline Borrowing. The Administrative Agent shall promptly advise the Swingline Lenders of any notice received from the Company pursuant to this paragraph (b).

         (c) The Company agrees to repay the principal amount of each Swingline Loan, together with all interest accrued thereon, on the Swingline Maturity Date of such Swingline Loan. If the Company does not fully repay a Swingline Borrowing on or prior to the last day of the applicable Swingline Maturity Date, the Administrative Agent shall promptly notify each Bank thereof (by telecopy or by telephone, confirmed in writing) and of its Applicable Percentage of such Swingline Borrowing. Upon such notice but without any further action, each Swingline Lender hereby agrees to grant to each Bank, and each Bank hereby agrees to acquire from each Swingline Lender, a participation in such Swingline Loan made by such Swingline Lender as part of such defaulted Swingline Borrowing equal to such Bank's Applicable Percentage of the principal amount of such Swingline Loan. In consideration and in furtherance of the foregoing, each Bank hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the applicable Swingline Lender, such Bank's Applicable Percentage of each Swingline Borrowing that is not repaid on the Swingline Maturity Date applicable thereto. From and after the Swingline Maturity Date, each Swingline Loan shall bear interest at the Default Rate." Each Bank acknowledges and agrees that its obligation to acquire participations in such Swingline Loans made in accordance with the terms hereof pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or the failure of any condition precedent set forth in Article VII, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Bank shall comply with its obligation under this paragraph in the same manner as provided in Section 2.01(b) with respect to Loans made by such Bank, and the Administrative Agent shall promptly pay to the Swingline Lenders their respective shares of the amounts so received by it from the Banks. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph. Notwithstanding anything herein to the contrary, the purchase of participations in a Swingline Borrowing pursuant to this paragraph shall not relieve the Company of its default in respect of the payment of the Swingline Loans.

         (d) Upon written or telecopy notice to the Swingline Lenders and to the Administrative Agent, the Company may at any time permanently terminate, or from time to time in part permanently reduce, the Swingline Commitments of the Swingline Lenders. Each reduction of the Swingline Commitments shall be allocated pro rata among the Swingline Lenders in accordance with their respective Swingline Commitment Percentages. On the date of any termination or reduction of the Swingline Commitments pursuant to this paragraph (d), the Company shall pay or prepay so much of the Swingline Borrowings as shall be necessary in order that the aggregate outstanding principal amount of Swingline Loans will not exceed the Total Swingline Commitment after giving effect to such termination of reduction.

         (e) The Company may prepay any Swingline Borrowing in whole or in part at any time without premium or penalty; provided that the Company shall have given the Administrative Agent written or telecopy notice (or telephone notice promptly confirmed in writing or by telecopy) of such prepayment not later than 10:30 a.m., New York City time, on the Business Day designated by the Company for such prepayment; and provided further that each partial payment shall be in an amount that is an integral multiple of $500,000 and not less than $2,000,000. Each notice of prepayment under this paragraph
(e) shall specify the prepayment date and the principal amount of each Swingline Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Company to prepay such Swingline Borrowing (or portion thereof) by the amount stated therein on the date stated therein. All prepayments under this paragraph (e) shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment. Each payment of principal of or interest on or any other amount in respect of Swingline Loans shall be allocated, as between the Swingline Lenders, pro rata in accordance with their respective Swingline Commitment Percentages.

         SECTION 2.08. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Company may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time prior to the date five Business Days prior to the Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.


         (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to such Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Company also shall submit a letter of credit application on such Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $50,000,000 and (ii) the sum of the (I) outstanding aggregate principal amount of all Loans and (II) the LC Exposure shall not exceed the Total Commitments.

         (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and
(ii) the date that is five Business Days prior to the Maturity Date.

         (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Banks or the Banks, each Issuing Bank hereby grants to each Bank, and each Bank hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Bank's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Bank hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of each Issuing Bank, such Bank's Applicable Percentage of each LC Disbursement made by any Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason. Each Bank acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

         (e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Company receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than the minimum borrowing amounts, the Company may, subject to the conditions to borrowing set forth herein, request that such payment be financed with an Alternate Base Rate Loan or Swingline Loan in an equivalent amount and, to the extent so financed, the Company's obligation to make such payment shall be discharged and replaced by the resulting Alternate Base Rate Loan or Swingline Loan. If the Company fails to make such payment when due, the Administrative Agent shall notify each Bank of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Bank's Applicable Percentage thereof. Promptly following receipt of such notice, each Bank shall pay to the Administrative Agent its Applicable Percentage of the LC Disbursement not reimbursed by the Company, in the same manner as provided in Section 2.01 with respect to Loans made by such Bank (and Section 2.01 shall apply, mutatis mutandis, to the payment obligations of the Banks), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Banks. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Banks have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Banks and Issuing Banks as their interests may appear. Any payment made by a Bank pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of Alternate Base Rate Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement.

         (f) Obligations Absolute. The Company's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Banks under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company's obligations hereunder. Neither the Administrative Agent, the Banks, the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks; provided that the foregoing shall not be construed to excuse the Issuing Banks from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the Issuing Banks' failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Banks (as finally determined by a court of competent jurisdiction), the Issuing Banks shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Banks may, in their sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

         (g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse such Issuing Bank and the Banks with respect to any such LC Disbursement.

         (h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, at the Default Rate. Interest accrued pursuant to this paragraph shall be for the accounts of the Issuing Banks, except that interest accrued on and after the date of payment by any Bank pursuant to paragraph (e) of this Section to reimburse any Issuing Banks shall be for the account of such Bank to the extent of such payment.

         (i) Replacement of the Issuing Banks. Any Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Banks of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

         (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent (or, if the maturity of the Loans has been accelerated, Banks with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Banks, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in Section 10.11 or 10.12. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Company under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Banks with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Company under this Agreement. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived.

                                  ARTICLE III

                  Optional and Required Prepayments; Interest
                         Payment Date; Other Payments


                  SECTION 3.01. Optional Prepayments. Loans may be prepaid in whole or from time to time in part at the option of the Company on any Business Day, without premium or penalty, notwithstanding that such Business Day is not an Interest Payment Date, provided that:

                  (a) losses, if any, incurred by any Bank under Section 2.01(f) shall be payable with respect to each such prepayment of any such Eurodollar Loan or CD Rate Loan; and

                  (b) all partial prepayments shall be in an aggregate principal amount of at least $2,000,000 and an integral multiple of $200,000; and

                  (c) the Company shall give the Administrative Agent not less than one full Business Day's prior oral or written notice of each prepayment of any Eurodollar Loans or CD Rate Loans, or any portion thereof, and notice to the Administrative Agent not less than 9:00 a.m. (New York, New York time) on the same day of the prepayment of Alternate Base Rate Loans, or any portion thereof, proposed to be made pursuant to this Section 3.01, specifying the aggregate principal amount of the Loans to be prepaid and the prepayment date; provided, however, with respect to each oral notice of a prepayment, the Company shall deliver promptly (and in any event, no later than two Business Days after the giving of such oral notice) to the Administrative Agent a confirmatory written notice of such proposed prepayment. The Administrative Agent shall promptly notify the Banks of the principal amount to be prepaid and the prepayment date. Notice of such prepayment shall be irrevocable and having been given as aforesaid, the principal amount specified in such notice, together with accrued and unpaid interest thereon to the date of prepayment, shall become due and payable on such prepayment date, and the provisions of Section 2.01(f) shall be applicable. The Company shall have no optional right to prepay the principal amount of any Loan other than as provided in this Section 3.01.


                  SECTION 3.02. Required Prepayments. (a) If the Company shall reduce or terminate the respective Commitments of the Banks pursuant to
Section 4.05, it will prepay to each Bank on the effective date of any such reduction or termination:

                  (i) in the case of a reduction of the Commitments, that part of such unpaid principal amount outstanding of the Revolving Loans and the Discretionary Loans held by such Bank that exceeds the amount of the Commitment of such Bank immediately after such reduction, minus such Bank's LC Exposure and Swingline Loan Exposure; and

                  (ii) in the case of termination of the Commitments, the entire unpaid principal amount of the Revolving Loans and the Discretionary Loans, as applicable;

together, in each case, with accrued and unpaid interest on the amount being so prepaid and all other amounts accrued and owing under this Agreement on such date.

                  (b) (i) If on any Borrowing Date the sum of the principal amount outstanding of the Loans (other than Swingline Loans), LC Exposure and Swingline Loan Exposure of any Bank shall exceed the Commitment of such Bank, the Company shall promptly pay to such Bank an amount equal to such excess, together with accrued and unpaid interest on the amount so prepaid and all other amounts accrued and owing under this Agreement on such date; and

                  (ii) As of any date on which the Company or any Restricted Subsidiary sells, assigns, transfers or otherwise disposes of any Property (other than dispositions of inventory in the ordinary course of business or sales or transfers of Capital Stock or assets to the Company or a Restricted Subsidiary), if either (i) the ratio of Total Debt, as of the date of the balance sheet most recently delivered pursuant to Section 8.02, to Pro Forma EBITDA, for the four consecutive fiscal quarter period ended on the date of such balance sheet, is in excess of a ratio equal to the Leverage Ratio required to be maintained at such time under Section 8.01 less .5 (the "Mandatory Prepayment Ratio") or (ii) the Company is not in compliance with its obligations under Section 8.02, then 50% of the Net Cash Proceeds of such sale, assignment, transfer or disposition shall be immediately applied, on a pro-rata basis between this Agreement and the Facility A Credit Agreement, to the prepayment of the Utilized Loans, and the Commitments under this Agreement shall be reduced by such amount so prepaid, to the extent required in order that after such application the ratio of (i) Total Debt as of such balance sheet date minus the amount of Net Cash Proceeds so applied to (ii) Pro Forma EBITDA for such four consecutive fiscal quarter period would be less than the Mandatory Prepayment Ratio; provided that if in connection with the disposition of any such Property the Company shall advise the Administrative Agent that it intends to use the Net Cash Proceeds of such disposition to acquire Cash Flow Producing Assets to be owned by the Company or a Restricted Subsidiary, then
(i) the Commitments will not be reduced as required by this Section 3.02(b) to the extent the amount prepaid or a portion thereof shall have been reborrowed within 12 months after the date of such disposition and used to acquire Cash Flow Producing Assets, and (ii) during such 12 month period an amount of the Commitments equal to the amount so prepaid will be restricted and the Company will be entitled to reborrow such amount as provided herein only upon a certification to the Administrative Agent that the proceeds of such borrowing will be promptly applied to acquire such Cash Flow Producing Assets. Notwithstanding the foregoing, such prepayment will not be required in the event and for so long as such Net Cash Proceeds are held by a "qualified intermediary" (as defined in ss. 1.103(k)-1( g)(4)(iii) of Title 26 of the Code of Federal Regulations) pursuant to a like kind exchange as provided for by ss. 1031 of the Internal Revenue Code of 1986; provided, however, that this sentence shall in no way limit or otherwise affect the Company's obligations under this Section 3.02(b) to reduce the Commitments by the amount of such prepayment of such Net Cash Proceeds in the event the notice and reinvestment provisions set forth above are not complied with.

                  (c) As of any date on which the Company or any Restricted Subsidiary on a consolidated basis incurs Debt other than Debt incurred under this Agreement, if either (i) the ratio of Total Debt, as of the date of the balance sheet most recently delivered pursuant to Section 8.02 on a pro forma basis giving effect to such incurrence and any use of the proceeds thereof to repay Debt reflected on such balance sheet, to Pro Forma EBITDA, for the four consecutive fiscal quarter period ended on the date of such balance sheet, is in excess of the Mandatory Prepayment Ratio, or (ii) the Company is not in compliance with its obligations under Section 8.02, then 50% of the Net Cash Proceeds of such Debt shall be immediately applied, on a pro-rata basis between this Agreement and the Facility A Credit Agreement, to the prepayment of the Utilized Loans, and the Commitments under this Agreement shall be reduced by the amount so prepaid, to the extent required in order that after such application the ratio of (i) Total Debt as of such balance sheet date minus the amount of Net Cash Proceeds so applied to (ii) Pro Forma EBITDA for such four consecutive fiscal quarter period would be less than the Mandatory Prepayment Ratio; provided, however, that prepayments and reductions required under this
Section 3.02(c) shall be made only at such time as the aggregate amount of payments and reductions required but not made shall equal an amount not less than $40,000,000, at which time Loans shall be prepaid and Commitments reduced in such aggregate amount.

                  (d) Notwithstanding the foregoing, (i) no prepayment shall be required under Section 3.02(b) with respect to an aggregate of $10,000,000 or less of Net Cash Proceeds and (ii) in the event any prepayment required by Section 3.02(b) to be made under this Agreement and the Facility A Credit Agreement shall be in an amount less than $5,000,000, such prepayment may be deferred until the aggregate amount of the prepayments deferred in reliance on this provision and the corresponding provision of the Facility A Credit Agreement shall exceed $5,000,000, at which time all such prepayments shall be promptly made and the Commitments correspondingly reduced. In the event any prepayment required by Section 3.02(b) or (c) with respect to any Loan would become due on a date that is not an Interest Payment Date and as a result thereof the Company would incur liabilities under Section 2.01(f), then (A) at the Company's option, if the next Interest Payment Date for such Loan would occur within 90 days of the date on which such prepayment is otherwise due, such prepayment may be made on such Interest Payment Date and (B) if the next Interest Payment Date for such Loan would not occur within 90 days of such date on which such prepayment is due, the Company shall make such prepayment to the Administrative Agent on the due date; provided, however, that interest shall continue to accrue on any Loan so prepaid and shall be paid by the Company to the Administrative Agent on the applicable Interest Payment Date, and, so long as no Default or Event of Default shall occur or shall have occurred and be continuing, the Administrative Agent shall hold the proceeds of such prepayment for the benefit of the Banks, in an interest bearing account, until such time as such proceeds can be applied towards payment of the Loans in accordance with the provisions of this Agreement without resulting in any liability to the Company under Section 2.01(f). All interest which may accrue on such amounts so held in escrow shall be held by the Administrative Agent for the benefit of the Company.

                  (e) All prepayments made pursuant to the provisions of this Section 3.02 shall be applied, first, towards payment of all Alternate Base Rate Loans, as the Company directs, and secondly, and subject to the provisions of Section 2.01(f), towards payment of the appropriate amount of CD Rate Loans and Eurodollar Loans, as the Company directs.

                  SECTION 3.03. Interest Payment Date. The Company shall repay the principal amount of each CD Rate Loan and Eurodollar Rate Loan on the last day of the Interest Period for such Loan, or if earlier, the Maturity Date; provided that the Company may reborrow in accordance with Section 2.01(a) or
Section 2.06 for the purpose of refinancing any Loan made thereunder. All principal payments of Loans shall be accompanied by accrued and unpaid interest on the principal amount being repaid to the date of payment.

                  SECTION 3.04. Place, Etc. of Payments and Prepayments. All payments and prepayments made in accordance with the provisions of this Agreement in respect of the Commitment Fees and the Administrative Agent's fee and of principal of and interest on the Revolving Loans shall be made to the Administrative Agent in Dollars at its office at 270 Park Avenue, New York, New York, 10017, in immediately available funds for the accounts of the Banks. The Administrative Agent will promptly distribute to the Banks, in accordance with each Bank's Pro Rata Share in immediately available funds, the amount of principal, interest and Commitment Fees received by the Administrative Agent for the account of the Banks, taking into account the effect of any Discretionary Loans; provided that if interest shall accrue on any Loan at a rate different from the rate applicable to any other Loan, payment and distribution of interest shall be based on the respective accrual rates applicable to such Loan. Any payment to the Administrative Agent for the account of a Bank under this Agreement shall constitute payment by the Company to such Bank of the amounts so paid to the Administrative Agent, and any Loan or portions thereof so paid shall not be considered outstanding for any purpose after the date of such payment to the Administrative Agent.

                                   ARTICLE IV

                         Fees; Reduction of Commitments

                  SECTION 4.01. Administration Fee. Until payment in full of the Obligations and termination of the Commitments hereunder, the Company agrees to pay to the Administrative Agent an administration fee pursuant to the terms and conditions set forth in the Agent's Fee Letter.

                  SECTION 4.02. Commitment Fees. The Company agrees to pay to the Administrative Agent for the account of each Bank in Dollars, Commitment Fees, computed on a daily basis of a year of 365 or 366 days, as the case may be, from the date of this Agreement to and including the Maturity Date at a rate per annum equal to the applicable Commitment Fee Rate from time to time in effect on the daily average unused amount of the Commitment of such Bank (taking into account all Revolving Loans and Discretionary Loans of such Bank outstanding and the LC Exposure of such Bank, but not the Swingline Exposure of such Bank, on the dates covered by such calculation). Each such Commitment Fee shall be payable on or before the 15th day following each Quarterly Date and on the Maturity Date or on such earlier date as the Commitment of such Bank shall terminate pursuant to the terms of this Agreement.

                  SECTION 4.03. Utilization Fees. The Company agrees to pay to the Administrative Agent for the account of each Bank (ratably in accordance with the outstanding Loans (other than Swingline Loans), LC Exposures and Swingline Exposures of the Banks), in Dollars, a utilization fee ("Utilization Fee") (i) equal to 0.10% times the sum of the aggregate principal amount of the outstanding Loans and the LC Exposure for any date on which the sum of the outstanding aggregate principal amount of the (a) Loans and the LC Exposure plus
(b) loans under the Facility A Credit Agreement (such sum, the "Utilized Loans") is greater than the sum of 33 1/3% of the (x) Total Commitment hereunder plus
(y) aggregate amount of the
commitments of the lenders under the Facility A Credit Agreement (such sum, the "Aggregate Commitments") but less than or equal to 66 2/3% of the Aggregate Commitments, and (ii) equal to 0.15% times the aggregate amount of the outstanding Loans and the LC Exposure for any date on which the amount of the Utilized Loans exceeds 66 2/3% of the Aggregate Commitments. Any Utilization Fee accrued during any quarter will be payable, on a 360-day basis, on the last business day of such quarter.

                  SECTION 4.04. LC Participation Fees. The Company agrees to pay (i) to the Administrative Agent for the account of each Bank a participation fee ("L/C Participation Fee") with respect to its participations in Letters of Credit, which shall accrue at a rate based on the applicable Margin on the average daily amount of such Bank's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Bank's Commitment terminates and the date on which such Bank ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily stated amount of the Letters of Credit issued by such Issuing Bank during the period from and including the Closing Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Banks pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

                  SECTION 4.05. Reduction or Termination of Commitments. The Company may at any time or from time to time reduce ratably in proportion to their respective

Commitments and Swingline Commitments or terminate in whole, the respective Commitments and Swingline Commitments of the Banks hereunder by giving not less than three full Business Days' prior written notice to such effect to the Administrative Agent; provided that any partial reduction shall be in an aggregate amount of not less than $5,000,000 and an integral multiple of $1,000,000; provided, further, that the Commitments may not be reduced to an amount less than the sum of the Swingline Exposure, the Letter of Credit Exposure and the aggregate principal amount of Loans outstanding at such time, unless simultaneously therewith the Company shall make a prepayment in accordance with Section 3.02(a) hereof. In the event of any prepayment of the Loans outstanding hereunder pursuant to Section 3.02(b) or (c), the Commitments shall be ratably reduced by the amount of such prepayment to the extent provided in Section 3.02(b) or (c). The Administrative Agent shall promptly notify each Bank of its Pro Rata Share of and of the date of each reduction of the Commitments. After each such reduction, the Commitment Fees and Utilization Fees owing to each Bank shall be calculated upon the Commitment of such Bank as so reduced. In the event of acceleration of the date on which any Loan is payable in accordance with Article X, the Commitments hereunder of the Banks shall thereupon automatically terminate without notice. Each reduction or any termination of the Commitments, and each notice thereof, under this Agreement shall be irrevocable.

                                    ARTICLE V

                             Application of Proceeds

                  The Company agrees that the proceeds of the Loans hereunder shall be used by the Company for general corporate purposes (including acquisitions) and to repay any amounts outstanding under the Existing Facility. The Letters of Credit will be used for general corporate purposes.

                                   ARTICLE VI

                         Representations and Warranties

                    The Company represents and warrants that:

                  SECTION 6.01. Organization; Qualification; Subsidiaries. The Company and each Restricted Subsidiary (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has the organizational power to own its Properties and to carry on its business as now conducted, and (c) is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction where failure to be duly qualified would result, in the aggregate, in a Materially Adverse Effect. Attached hereto as Exhibit 6.01 is a correct and complete list (determined in good faith by the Company) setting forth, as of date hereof: (i) the name of and jurisdiction of organization of each Restricted Subsidiary, (ii) the title and number of such outstanding shares of Capital Stock of each Restricted Subsidiary, if any, owned by Persons other than the Company or any Restricted Subsidiary and (iii) the name and address of each such other Persons. All shares of Capital Stock of Restricted Subsidiaries owned by the Company or any Restricted Subsidiary are owned thereby free and clear of all liens, claims and encumbrances. No shares of Capital Stock of any Restricted Subsidiary are owned by any Unrestricted Subsidiary.

                  SECTION 6.02. Financial Statements. The Company has furnished each Bank with the consolidated financial statements for the Company and the Subsidiaries as at and for its fiscal year ended December 31, 1999, accompanied by the opinion of Deloitte & Touche LLP, and quarterly consolidated financial statements as at and for the period ended March 31, 2000. Such statements have been prepared in conformity with GAAP consistently applied throughout the period involved, except as may be explained in such opinion. Such statements fairly present in all material respects the financial condition of the Company and the Subsidiaries on a consolidated basis and the results of its and their operations as at the dates and for the periods indicated. There have been no events or occurrences which would, in the aggregate, have a Materially Adverse Effect since December 31, 1999.

                  SECTION 6.03.     Actions Pending. Except as disclosed in
Exhibit 6.03 attached hereto, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company or any Restricted Subsidiary before any court or administrative agency or other governmental authority which could reasonably be expected to in the aggregate result in any Materially Adverse Effect.

                  SECTION 6.04. Default. Neither the Company nor any Restricted Subsidiary is (a) in default under the provisions of any instrument evidencing any Debt or any other liability, contingent or otherwise, or of any agreement relating thereto or (b) in default under or in violation of any order, writ, injunction or decree of any court, or in default under or in violation of any order, regulation or demand of any governmental instrumentality, other than for such defaults or violations under clauses (a) and (b) above which taken in the aggregate do not and could not reasonably be expected to result in any Materially Adverse Effect.

                  SECTION 6.05. Title to Assets; Licenses; Intellectual Property. (a) The Company and each Restricted Subsidiary (i) have good and marketable title to their respective real property assets and (ii) good title to their respective personal property assets, in each case subject to no liens, security interests or other encumbrances except those permitted by Section 9.01.

                  (b) Each of the Company and the Restricted Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents, licenses and other intellectual property material to its business, and the use thereof by the Company and the Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, in the aggregate, could not reasonably be expected to result in a Materially Adverse Effect.

                  SECTION 6.06. Payment of Taxes. The Company and each Subsidiary have filed all Federal and all material state income and franchise tax returns (or extensions therefor) required to be filed and have paid all material taxes and all material assessments required to have been paid by it (other than those the amount or validity of which are currently being contested in good faith by appropriate proceedings and for which adequate reserves in conformity with GAAP have been set aside on the books of the Company or the Subsidiary, as applicable). The Company and its officers know of no claims by any governmental authority for any unpaid taxes which claims in the aggregate could reasonably be expected to result in a Materially Adverse Effect.

                  SECTION 6.07. Conflicting or Adverse Agreements or Restrictions. Neither the Company nor any Restricted Subsidiary is a party to any contracts or agreements or subject to any restrictions which in the aggregate have a Materially Adverse Effect. Neither the execution nor delivery of this Agreement nor compliance with the terms and provisions hereof or of any instruments required hereby will be contrary to the provisions of, or constitute a default under, (a) the charter or by-laws of the Company or any Restricted Subsidiary or (b) any law or any regulation, order, writ, injunction or decree of any court or governmental authority or any material agreement to which the Company or any Restricted Subsidiary is a party or by which it is bound or to which it is subject if such noncompliance or defaults referred to in this clause (b) could reasonably be expected in the aggregate to have a Materially Adverse Effect.

                  SECTION 6.08. Purpose of Loans. Neither the Company nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. This Agreement and the transactions contemplated hereby comply in all respects with Regulations U, T and X and all other regulations of the Board of Governors of the Federal Reserve System. Neither the Company nor any agent acting on its behalf has taken or will take any action which would cause this Agreement to violate Regulation U, T or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect on the date of any Loan.

                  SECTION 6.09. Authority; Validity. The Company has the corporate power and authority to make and carry out this Agreement and the transactions contemplated herein, to make the borrowings provided for herein and to perform its obligations hereunder; and all such action has been duly authorized by all necessary corporate proceedings on its part. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and legally binding agreement of the Company, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights and general principles of equity.

                  SECTION 6.10. Consents or Approvals. No order, consent, approval, license, authorization or validation of any governmental authority and no registration or filing with or notice to any governmental authority is necessary to authorize or permit, or is required in connection with, the execution and delivery of this Agreement, the making of borrowings pursuant hereto or the performance of the obligations of the Company hereunder other than the filing of this Agreement with the FCC and the consent of the FCC upon the exercise of remedies hereunder to the extent such exercise would involve a change of control of the Company or the transfer of any license, permit or authorization issued by the FCC.

                  SECTION 6.11. Compliance with Law. Neither the Company nor any of the Restricted Subsidiaries are in violation of any Federal, state or local laws or orders affecting the Company or any Subsidiary or any of their respective businesses and operations which violations in the aggregate, could reasonably be expected to have a Materially Adverse Effect. Neither the Company nor any Restricted Subsidiary has failed to obtain any license, permit, franchise, consent or authorization of any governmental authority necessary to the ownership of its properties or the operation of its business, which failure could reasonably be expected to have a Materially Adverse Effect.

                  SECTION 6.12. ERISA. The Company and the Subsidiaries are in compliance in all material respects with the applicable provisions of ERISA. Neither the Company nor any Subsidiary, taken individually or in the aggregate, has incurred any material accumulated funding deficiency within the meaning of ERISA or Section 4971 of the Internal Revenue Code of 1986, as amended, or has incurred any material liability to the Pension Benefit Guaranty Corporation established under ERISA, or any successor thereto under ERISA (the "PBGC"), in connection with any Plan other than a material accumulated funding deficiency or any material liability that no longer exists or is no longer outstanding.

                  SECTION 6.13. Investment Company Act. Neither the Company nor any Subsidiary (i) is an investment company as that term is defined in the Investment Company Act of 1940, (ii) directly or indirectly Controls or is Controlled by a company which is an investment company as that term is defined in the Investment Company Act of 1940 or (iii) is otherwise subject to regulation under the Investment Company Act of 1940.

                  SECTION 6.14. Disclosure. All material information furnished by or on behalf of the Company in writing to the Administrative Agent or any Bank pursuant to the terms of this Agreement (a) in the Confidential

Information Memorandum dated June, 2000 or (b) after the date hereof and, in either case, concerning the historical operations of the Company and the Subsidiaries, did not or will not, as the case may be, when made, include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were or are made, not materially misleading when made.

                  SECTION 6.15. Insurance. The Company and each Restricted Subsidiary maintains insurance of such types as is usually carried by corporations of established reputation engaged in the same or similar businesses and similarly situated with financially sound and reputable insurance companies or associations (or, as to workers' compensation or similar insurance, with an insurance fund or by self-insurance authorized by the jurisdiction in which its operations are carried on) and in such amounts (and with co-insurance and deductibles) as such insurance is usually carried by corporations of established reputation engaged in the same or similar businesses and similarly situated.

                  SECTION 6.16. Environmental and Safety Matters. The Company and each Restricted Subsidiary has complied in all material respects with all Federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental regulation or control or to employee health or safety. To the best knowledge of the Company's executive officers, neither the Company nor any Restricted Subsidiary has received notice of any material failure so to comply. The Company's and the Restricted Subsidiaries' plants do not manage any hazardous wastes, hazardous substances, hazardous materials, toxic substances, toxic pollutants or substances similarly denominated, as those terms or similar terms are used in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act or any other applicable law relating to environmental pollution or employee health and safety generally, in violation in any material respect of any law or any regulations promulgated pursuant thereto. The Company is aware of no events, conditions or circumstances involving environmental pollution or contamination or employee health or safety that could reasonably be expected to result in a Materially Adverse Effect.

                                   ARTICLE VII

                                   Conditions

                  SECTION 7.01. Conditions Precedent to Closing. The effectiveness of this Agreement is subject to the satisfaction on the Closing Date of the following conditions:

                  (a) the Company shall have duly and validly executed and delivered to the Administrative Agent this Agreement;

                  (b) the Administrative Agent shall have received on behalf of the Banks from Counsel for the Company, its opinion, dated the Closing Date, substantially in the form attached hereto as Exhibit 7.01(b);

                  (c) the Administrative Agent shall have received on behalf of the Banks an Officer's Certificate, dated the Closing Date, substantially in the form attached hereto as Exhibit 7.01(c);

                  (d) no Default shall have occurred and be continuing or shall occur after giving effect to the Company's execution of this Agreement;

                  (e) after giving effect to the Company's execution of this Agreement, the representations and warranties made by the Company in Article VI shall be true on and as of the Closing Date (other than those that expressly relate to an earlier date, in which case such representation or warranty shall be true as of such date);

                  (f) no material adverse change shall have occurred in the business, properties, operations or financial condition of the Company and the Subsidiaries on a consolidated basis since December 31, 1999;

                  (g) there shall not exist any litigation or regulatory proceedings or other legal or regulatory development, actual or threatened, that, in the good faith judgment of the Banks, could reasonably be expected to result in a Materially Adverse Effect; provided that solely for purposes of this clause (g), any litigation or regulatory proceeding or other legal or regulatory development shall be deemed to have a Materially Adverse Effect as contemplated above if, after giving effect to such proceeding or development on a pro forma basis over the succeeding twelve month period, a Default would occur hereunder;

                  (h) the Administrative Agent shall have received from the Company certificates of appropriate officials as to the existence and good standing of the Company in its jurisdiction of incorporation and any and all jurisdictions where the Property owned or the business transacted by the Company makes such qualification necessary and where the failure to be so duly qualified would have a Materially Adverse Effect, all in form and substance satisfactory to the Administrative Agent and counsel for the Administrative Agent;

                  (i) the Administrative Agent shall have received all such information as the Administrative Agent shall request concerning the insurance maintained by the Company described in Section 6.15 hereof;

                  (j) the Administrative Agent shall have received all fees and other amounts due and payable to the Administrative Agent and to the Banks on or prior to the Closing Date, including (i) such fees and amounts due and payable pursuant to the terms and conditions set forth in the Agent's Fee Letter and (ii) to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Company hereunder; and

                  (k) on the date hereof, the Company shall have repaid, or shall repay from the initial Loans hereunder, in full the principal of all loans outstanding and other amounts accrued and not yet paid under the Existing Facility, and the Company shall have effectively terminated all the commitments then outstanding in accordance with
         Section 4.03 of the Existing Facility and replaced them with the Commitments as set forth in Schedule 2.01(a) hereto (and, solely for the purposes of permitting such termination, the notice requirements of
         Section 14.02 of the Existing Facility are hereby waived).

                  SECTION 7.02. Conditions Precedent to Each Borrowing. The obligation of the Banks to fund each Borrowing (including the initial Borrowing), of the Swingline Lenders to make Swingline Loans and of the Issuing Banks to issue Letters of Credit hereunder is subject to the following (Borrowings that do not have the effect of increasing the aggregate amount of Loans outstanding are subject only to (a) through (c), below):

                  (a) No Default shall have occurred and be continuing or shall occur after giving effect to such Borrowing and the application of the proceeds thereof, and each Borrowing shall be deemed to constitute a representation and warranty by the Company on the applicable Borrowing Date to such effect.

                  (b) The Administrative Agent shall have received by telecopy, or otherwise, the Notice of Borrowing required by Section 2.01(b).

                  (c) The Company shall have delivered to the Administrative Agent and each Bank such certificates and other documents as are otherwise required under this Agreement.

                  (d) After giving effect to such Borrowing and the application of the proceeds thereof, the representations and warranties contained in Article VI, other than the representations and warranties made by the Company in the last sentence of Section 6.02, and in Sections 6.03 and 6.04 or expressly relating to a prior date, in which case such representation or warranty shall be true as of such date, shall be true on and as of the particular Borrowing Date as though made on and as of such date and each such Borrowing shall be deemed to constitute a representation and warranty by the Company on the applicable Borrowing Date as to the matters set forth in Article VI (other than the representations and warranties made by the Company in the last sentence of Section 6.02, and in Sections 6.03 and 6.04).

                  (e) Except as otherwise set forth therein, or in certificates accompanying such financial statements, the most recent financial statements delivered to the Banks pursuant to Section 8.02 together with the reconciliation adjustments made thereto pursuant to
         Section 8.02(a)(ii) or Section 8.02(b)(ii), as the case may be, fairly present in all material respects the financial condition of the Company and the Restricted Subsidiaries on a consolidated basis and the results of its and their operations as at the dates and for the periods indicated. Each Borrowing shall be deemed to constitute a representation and warranty by the Company on the applicable Borrowing Date to such effect.

                                  ARTICLE VIII

                              Affirmative Covenants

                  The Company covenants and agrees that, until payment in full of the Obligations and termination of the Commitments and Swingline Commitments hereunder and until all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Company will:

                  SECTION 8.01. Certain Financial Covenants. Maintain at all times:

                  (a) a Leverage Ratio as of the last day of and for any four consecutive fiscal quarter period ending during a period set forth below not in excess of the ratio set forth opposite such period:


                            Period                  Ratio
                            ------                  -----

                  Closing Date through
                  December 30, 2001              5.5 to 1.0

                  December 31, 2001, through
                  December 30, 2002              5.25 to 1.0

                  Thereafter                     5.0 to 1.0

                  (b) an Interest Coverage Ratio for any four consecutive fiscal quarter (commencing with such period ending on June 30, 2000) period of not less 2.0 to 1.0.

                  SECTION 8.02. Financial Statements and Information. Deliver to each of the Banks in duplicate:

                  (a) as soon as available, and in any event within 90 days, after the end of each fiscal year (i) a copy of the consolidated annual audited financial statements of the Company and the Subsidiaries for such fiscal year containing a balance sheet, an income statement, a statement of shareholders' equity and a consolidated statement of cash flows, all in reasonable detail, together with the unqualified opinion of Deloitte & Touche LLP or another independent certified public accountant of nationally recognized standing, that such statements have been prepared in accordance with GAAP, consistently applied, except as may be explained in such opinion, and fairly present in all material respects the financial condition of the Company and the Subsidiaries on a consolidated basis and the results of its and their operations as at the dates and for the periods indicated and (ii) a copy of the reconciliation sheet, certified by the chief financial officer of the Company, setting forth the adjustments required to the consolidated audited financial statements of the Company and the Subsidiaries referred to above in this paragraph (a) in order to arrive at the consolidated financial statements of the Company and the Restricted Subsidiaries;

                  (b) as soon as available, and in any event within 60 days, after the end of each of the first three quarterly accounting periods in each fiscal year (i) a copy of the consolidated unaudited financial statements of the Company and the Subsidiaries as at the end of such quarter and for the period then ended, containing a balance sheet, an income statement, a statement of shareholders' equity and a consolidated statement of cash flows, all in reasonable detail and certified by a financial officer of the Company to have been prepared in accordance with GAAP, consistently applied (subject to year end audit adjustments and except for the absence of footnotes), except as may be explained in such certificate, and as fairly presenting in all material respects the financial condition of the Company and the Subsidiaries on a consolidated basis and the results of its and their operations as at the dates and for the periods indicated and (ii) a copy of the reconciliation sheet, certified by the chief financial officer of the Company, setting forth the adjustments required to the consolidated quarterly financial statements of the Company and the Subsidiaries referred to above in this paragraph (b) in order to arrive at the consolidated financial statements of the Company and the Restricted Subsidiaries;

                  (c) promptly after the filing thereof, copies of all statements and reports filed with the Securities and Exchange Commission other than Form S-8 registration statements and other reports relating to employee benefit plans, supplements to registration statements relating solely to the pricing of securities offerings for which registration statements were previously filed and delivered and Forms D;

                  (d) promptly after any officer of the Company obtains knowledge of an Event of Default or Default, an Officer's Certificate specifying the nature of such Event of Default or Default, the period of existence thereof, and what action the Company has taken and proposes to take with respect thereto;

                  (e) promptly upon the Company's or any Subsidiary's receipt thereof, copies of all notices received from the FCC regarding the termination, cancelation, revocation or taking of any other materially adverse action with respect to any Material FCC Licenses; and

                  (f) promptly after request, such additional financial or other information as the Administrative Agent or any Bank acting through the Administrative Agent may reasonably request from time to time.

                  All financial statements specified in clauses (a) and (b) above shall be furnished with comparative consolidated figures for the corresponding period in the preceding year. Together with each delivery of financial statements required by clauses (a) and (b) above, the Company will deliver to each Bank (i) such schedules, computations and other information as may be required to demonstrate that the Company is in compliance with its covenants in Sections 8.01, 9.01(f), 9.02, 9.06 and 9.07 or reflecting any non-compliance therewith as at the applicable date, and (ii) an Officer's Certificate stating that, to the knowledge of such officer, there exists no Event of Default or Default, or, if to the knowledge of such officer, any such Event of Default or Default exists, stating the nature thereof, the period of existence thereof, and what action the Company has taken and proposes to take with respect thereto. Together with each delivery of financial statements required by clause (a) above, the Company will deliver to each Bank a written statement of said accountants that, in making the audit necessary to the certification of such financial statements, they have obtained no knowledge of any Event of Default or Default, or, if such accountants shall have obtained knowledge of any Event of Default or Default, they shall specify the nature and period of existence thereof in such statement; provided that such accountants shall not be liable directly or indirectly to any Bank for failure to obtain knowledge of any Event of Default or Default; and provided, further, that in issuing such statement, such accountants shall not be required to go beyond normal auditing procedures conducted in connection with their opinion referred to above. Each Bank is authorized to deliver a copy of any financial statement delivered to it to any regulatory body having jurisdiction over it and to any other Person as may be required by applicable law, rules and regulations.

                  SECTION 8.03. Existence; Laws; Obligations. Maintain its corporate existence, comply and cause the Subsidiaries to comply, in all respects material to the business, properties, operations and financial condition of the Company and the Restricted Subsidiaries on a consolidated basis, with all applicable laws and regulations and pay and cause the Restricted Subsidiaries to pay all taxes, assessments, governmental charges and other obligations which if unpaid might become a lien against any material portion of the Property of the Company or a Restricted Subsidiary, except such obligations being contested in good faith by appropriate proceedings.

                  SECTION 8.04. Notice of Litigation and Other Matters. Promptly notify the Administrative Agent in writing of (i) any action, suit or proceeding pending or to the knowledge of the Company threatened, before any governmental authority (including any bankruptcy or similar proceeding by or against the Company or any Restricted Subsidiary) which could reasonably be expected to have a Materially Adverse Effect, (ii) any action or development which could reasonably be expected to have a Materially Adverse Effect, (iii) the failure of any Unrestricted Subsidiary to pay when due (after giving effect to any grace period permitted from time to time) any Debt of such Unrestricted Subsidiary, the outstanding amount of which exceeds, singularly or in the aggregate, $20,000,000, or the holder of which Debt declares, or may declare, such Debt due prior to its stated maturity because of the occurrence of a default or other event thereunder or with respect thereto and (iv) any revocation, suspension or expiration of FCC licenses which, in the aggregate, are material to the operations of the Company and the Restricted Subsidiaries on a consolidated basis (the "Material FCC Licenses").

                  SECTION 8.05. Books and Records. Maintain, and cause the Subsidiaries to maintain, proper books of record and account in accordance with GAAP, consistently applied.

                  SECTION 8.06. Inspection of Property and Records. Permit any Person designated in writing by the Administrative Agent, or any Bank (at the expense of the Administrative Agent or such Bank) (i) to visit and inspect any properties of the Company or any Restricted Subsidiary and discuss its and their respective affairs and finances with its and their respective principal officers and to inspect any corporate books and financial records of the Company and any Restricted Subsidiary and (ii) from and after the occurrence of an Event of Default, to make copies of and abstracts from the books and records of account of the Company and the Restricted Subsidiaries, in each case all upon reasonable prior notice and at such times as the Administrative Agent or any Bank may reasonably request.

                  SECTION 8.07. Maintenance of Property, Insurance. Cause its Property and the Property of the Subsidiaries to be maintained, preserved and protected and kept in good repair, working order and condition so as not to materially and adversely affect the business carried on in connection therewith and maintain, and cause the Subsidiaries to maintain, insurance with responsible companies in such amounts and against such risks as is reasonably deemed appropriate by the Company.

                  SECTION 8.08. ERISA. Comply, and cause each Subsidiary to comply, in all material respects with the applicable provisions of ERISA and furnish to the Administrative Agent (i) as soon as possible, and in any event within 30 days after the Company or a duly appointed administrator of a Plan files or is required to file, with respect to any Plan, any notice of a "reportable event" (as such term is defined in Section 4043 of ERISA) for which the notice requirement has not been waived by the PBGC (provided that notice shall be required for reportable events arising from the disqualification of a Plan or the distress termination of a Plan (in accordance with ERISA Section 4041(c)) without regard to the waiver of notice provided by the PBGC by regulation or otherwise), a statement of the chief financial officer of the Company setting forth details as to such reportable event and the action which the Company, or such Subsidiary, as the case may be, proposes to take with respect thereto, together with a copy of the notice, if any, of such reportable event given to the PBGC and (ii) promptly after receipt thereof, a copy of any notice the Company, any Subsidiary or any member of the Controlled group of corporations may receive from the PBGC relating to the intention of the PBGC to terminate any Plan pursuant to Section 4042 of ERISA.

                  SECTION 8.09. Maintenance of Business Lines. Maintain and cause the Restricted Subsidiaries to maintain lines of business only in radio broadcasting and related lines of business that are similar in scope to the existing business lines and operations of the Company and the Restricted Subsidiaries.

                  SECTION 8.10. Restricted/Unrestricted Designation of Subsidiaries. The Company will be permitted to designate a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary by the delivery to the Administrative Agent of a written notice certifying that all conditions set forth in this Section 8.10 are satisfied as of the effective date of such designation, which certification shall state the effective date of such designation and shall set forth the computations and information as may be required to demonstrate that the Company is in compliance with this Section 8.10 and shall be signed by a financial officer of the Company; provided that (a) no Default or Event of Default shall exist immediately before or after the effective date of any such designation and the Company (other than with respect to designations of a Subsidiary involved in, and in connection with, a merger, an acquisition of an entity or a business or a joint venture in connection with any such transaction) shall be in Pro Forma Compliance with respect to such designation; and (b) the Company shall not designate as Unrestricted Subsidiaries during any period of 12 consecutive months Restricted Subsidiaries as to which the Attributable Amount shall exceed 15% of Pro Forma EBITDA for the four consecutive fiscal quarter period ended on the date of the balance sheet most recently delivered pursuant to Section 8.02 excluding therefrom the Attributable Amount of the Unrestricted Subsidiaries which have been designated as

Restricted Subsidiaries during such period. Promptly after receiving any written notice from the Company regarding the designation thereby of a Restricted Subsidiary or an Unrestricted Subsidiary, the Administrative Agent will provide notice thereof to the Banks.

                  SECTION 8.11. Compliance with Material FCC Licenses. The Company will maintain, and will cause each Subsidiary to maintain, in full force and effect at all times during the term of this Agreement, and will materially comply with, and will cause each Subsidiary to materially comply with, the terms and provisions of, the Material FCC Licenses.

                                   ARTICLE IX

                               Negative Covenants

                  Until payment in full of the Obligations and termination of the Commitments and Swingline Commitments hereunder and until all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed hereunder:

                  SECTION 9.01. Mortgages, Etc. The Company will not and will not permit any Restricted Subsidiary to create or permit to exist any lien, encumbrance, or security interest (including the charge upon assets purchased under a conditional sales agreement, purchase money mortgage, security agreement, or other title retention agreement) upon any of its assets, whether now owned or hereafter acquired, or assign or otherwise convey any right to receive income, except:

                  (a) liens for taxes, assessments, governmental charges and other obligations not yet due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in conformity with GAAP have been set aside on the Company's books;

                  (b) other liens, encumbrances and security interests incidental to the conduct of its business or the ownership of its assets which were not incurred in connection with the borrowing of money, and which do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

                  (c) liens and security interests on assets of a Restricted Subsidiary to secure obligations of such Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary;

                  (d) liens and security interests existing on the date hereof which are (i) both (y) described in Exhibit 9.01(d) attached hereto and (z) reflected in the consolidated financial statements of the Company referred to in Section 6.02 and (ii) liens and security interests on Property that were existing at the time of the acquisition thereof by the Company or any Restricted Subsidiary or placed thereon to secure a portion of the purchase price thereof described in Exhibit 9.01(d);

                  (e) liens and security interests on Property acquired after the date hereof existing at the time of acquisition thereof by the Company or any Restricted Subsidiary or placed thereon within one year of such acquisition to secure a portion of the purchase price thereof, provided that no such lien or security interest may encumber or cover any other Property of such Restricted Subsidiary, the Company or any other Restricted Subsidiary; and

                  (f) other liens and security interests (in addition to those permitted pursuant to Section 9.01(e)) on Property of the Company and the Restricted Subsidiaries that secure Debt of the Company and the Restricted Subsidiaries in an amount which, when taken together with all other outstanding secured Debt incurred in reliance on this clause
         (f) and, without duplication, all outstanding Debt of Restricted Subsidiaries incurred in reliance on Section 9.07(b) ("Section 9.01(f) Debt"), does not at the time such lien or security interest comes into existence exceed 20% of Pro Forma EBITDA for the four consecutive fiscal quarter period ended on the date of the balance sheet most recently delivered pursuant to Section 8.02; and

                  (g) liens, encumbrances and security interests on shares of Capital Stock of Unrestricted Subsidiaries.

                  SECTION 9.02. Merger; Consolidation; Disposition of Assets. The Company will not merge or consolidate with any Person unless the Company shall be the continuing or surviving corporation and both before and after giving effect to such merger or consolidation no Default or Event of Default shall exist. The Company will not and will not permit any Restricted Subsidiary to sell, lease or transfer or otherwise dispose of (whether in one transaction or a series of transactions) any Cash Flow Producing Assets, other than sales of inventory in the ordinary course of business and Capital Stock of Unrestricted Subsidiaries to any Person and other than dispositions to the Company and the Restricted Subsidiaries, unless both before and after giving effect to such disposition no Default or Event of Default shall exist. The Company will not and will not permit any Restricted Subsidiary to directly or indirectly acquire (by purchase, merger or otherwise) any Property in any transaction or series of transactions involving a purchase price in excess of $10,000,000, unless both before and after giving effect to such acquisition no Default or Event of Default shall exist.

                  SECTION 9.03.     Restricted Payments. If on any date either
(a) the ratio of Total Debt, as of the date of the balance sheet most recently delivered pursuant to Section 8.02, to Pro Forma EBITDA (as reduced by the amount of any payment, declaration, redemption or acquisition described below), for the four consecutive fiscal quarter period ended on the date of such balance sheet, is in excess of 4.5 to 1.0 or (b) the Company is not in compliance with its obligations under Section 8.02, then the Company will not, and will not permit any Restricted Subsidiary to, pay or declare dividends (exclusive of (i) stock dividends and (ii) cash dividends paid by the Subsidiaries to the Company or to Restricted Subsidiaries) or redeem or acquire, directly or indirectly, any Capital Stock of the Company or such Subsidiary or any warrant or option to purchase any such Capital Stock.

                  SECTION 9.04. Limitation on Margin Stock. The Company will not and will not permit any Subsidiary to own or acquire Margin Stock such that at any time (a) Margin Stock of the Company and the Subsidiaries represents more than 25% of the value of the assets of the Company and the Subsidiaries on a consolidated basis that are subject to Section 9.01 or Section 9.02, or (b) any Loan or Loans shall be in violation of Regulation U of the Federal Reserve Board.

                  SECTION 9.05. Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any Affiliate other than (a) of the type specified in Section 9.06 that are not prohibited by such Section 9.06, (b) transactions on terms and conditions substantially as favorable to the Company or such Restricted Subsidiary as would be obtainable by the Company or such Restricted Subsidiary at the time in comparable arm's length transactions with Persons other than Affiliates, (c) transactions involving the Company and the Restricted Subsidiaries exclusively, (d) any executive or employee incentive or compensation plan, contract or other arrangement (including any loans or extensions of credit in connection therewith) if such plan, contract or arrangement is approved either by the stockholders of the Company (in accordance with such voting requirements as may be applicable) or by the Board of Directors of the Company at a meeting at which a quorum of disinterested directors is present and (e) any tax sharing agreement with Cox Enterprises, Inc., or its Affiliates, provided, however, that any such tax sharing agreement shall apportion tax liabilities between or among the parties based on factors customarily used in similar agreements to determine such apportionment.

                  SECTION 9.06. Loans and Advances to and Investments in Unrestricted Subsidiaries. At any time when (a) the Company shall not have outstanding Index Debt that is investment grade rated by Moody's and S&P and (b) the Leverage Ratio for the four consecutive fiscal quarter period most recently ended exceeds (or would exceed on a pro forma basis after giving effect to a transaction of the sort referred to in this Section 9.06 as if it had occurred at the beginning of such period and as if loans, investments, capital contributions and other investments are deductions to EBITDA) 4.5 to 1.0, the Company will not and will not permit any Restricted Subsidiary to make any loan or advance to, or make any capital contribution to or other investment in, any Unrestricted Subsidiary unless (i) in the case of a loan, advance, capital contribution or other investment, such loan, advance, capital contribution or other investment is on terms which are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would obtain in a comparable arm's length transaction with an unaffiliated Person, and (ii) in each case at the time of the making of any such loan, advance, capital contribution or investment no Default or Event of Default has occurred and is continuing and after giving effect to such loan, advance, capital contribution or investment no Default or Event of Default would occur.

                  SECTION 9.07. Debt. The Company will not permit any Restricted Subsidiary to create, incur or suffer to exist any Debt except:

                  (a)      Debt outstanding on the date hereof which is both
(i) described on Exhibit 9.07(a) attached hereto and (ii) reflected in the consolidated financial statements of the Company referred to in Section 6.02; and

                  (b) additional Debt in an amount which, when taken together with all other outstanding Debt incurred in reliance on this clause
(b) and, without duplication, all outstanding Debt of the Company and the Restricted Subsidiaries secured by liens incurred in reliance on clause (g) of
Section 9.01, does not at the time it is incurred exceed 20% of Pro Forma EBITDA for the four consecutive fiscal quarter period ended on the date of the balance sheet most recently delivered pursuant to Section 8.02.

                                   ARTICLE X

                               Events of Default

                  Upon (i) the occurrence of any Event of Default specified in Sections 10.10, 10.11, 10.12 or 10.13, (x) the unpaid principal amount of, and all accrued but unpaid interest on, all Loans outstanding (including all Discretionary Loans) and any other amounts payable hereunder shall automatically become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice of any kind to the Company, all of which are hereby expressly waived and (y) the obligation of the Banks to make Loans and of the Issuing Banks to Issue Letters of Credit hereunder shall immediately terminate and (ii) the occurrence and during the continuance of any other Event of Default and upon the written request of the Majority Banks, the Administrative Agent shall, by notice to the Company, (x) declare the obligation of the Banks to make Loans and of the Issuing Banks to Issue Letters of Credit hereunder to be immediately terminated, and the same shall forthwith be terminated, and/or (y) declare all Loans then outstanding (including all Discretionary Loans) and any other amounts payable hereunder to be, and the same shall forthwith become, immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice of any kind to the Company, all of which are hereby expressly waived. An Event of Default will occur if:

                  SECTION 10.01. Failure To Pay Principal or Interest. The Company does not pay or prepay any principal of any Loan or any LC Disbursement on the date due (whether at stated maturity, by acceleration, by notice of prepayment, under Section 2.01, 3.01 or 3.02 or otherwise) or the Company does not pay or prepay any interest on any Loan (a) on or before five days after actual receipt of oral or written notice from the Administrative Agent, or the applicable Bank with respect to any Discretionary Loan, as to the amount of interest due, but in no event shall the Company be required to pay or prepay any such interest prior to the date due, or (b) within 10 days after the due date thereof if no notice is actually received by the Company from the Administrative Agent with respect to the amount of interest due; or

                  SECTION 10.02. Failure To Pay Other Sums. The Company does not pay any sums (other than payments of principal and interest on any Loan or LC Disbursements covered by Section 10.01) payable to the Administrative Agent or any Bank under the terms of this Agreement within 10 days after the date due (or, in the case of administration fees payable to the Administrative Agent pursuant to Section 4.01 or the Commitment Fees, L/C Participation Fees or Utilization Fees payable to the Administrative Agent for the account of each Bank pursuant to Section 4.02, 10 days after written notice of nonpayment has been received by the Company from the Administrative Agent or any Bank); or

                  SECTION 10.03. Failure To Pay Other Debt. (a) The Company or any Restricted Subsidiary does not pay when due any other Debt of the Company or any Restricted Subsidiary, the outstanding amount of which exceeds, singularly or in the aggregate, $25,000,000, in respect of which any applicable grace period has expired; or (b) the Company or any Restricted Subsidiary shall otherwise default under any other Debt of the Company or any Restricted Subsidiary (or any other event shall have occurred that would cause, or give the holders thereof the right to cause, such Debt to become due prior to the maturity thereof), the outstanding amount of which exceeds, singularly or in the aggregate, $25,000,000, in respect of which any applicable notice has been given and such Debt has been declared or become due prior to any maturity thereof; provided that during the continuance of any applicable grace period with respect thereto, such event shall constitute a Default (but not an Event of Default) hereunder; or

                  SECTION 10.04.    Misrepresentation or Breach of Warranty.
(i) Any representation or warranty made by the Company herein when made or deemed made by the Company pursuant hereto shall be incorrect in any material respect or (ii) any other information (other than projections and similar forward-looking information) provided by the Company pursuant to this Agreement after the date hereof, shall, when made, include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not materially misleading; or

                  SECTION 10.05. Violation of Certain Covenants. The Company violates any covenant, agreement or condition contained in Article V or Section
8.01 or Section 8.02(d) or Article IX; or

                  SECTION 10.06. Violation of Other Covenants, Etc. The Company violates any other covenant, agreement or condition contained herein and such violation shall not have been remedied within 30 days after written notice has been received by the Company from the Administrative Agent or any Bank; or

                  SECTION 10.07. Undischarged Judgment. Final judgment for the payment of money in excess of $25,000,000 (which judgment is not covered by insurance, subject to normal deductible amounts) shall be rendered against the Company or any Restricted Subsidiary and the same shall remain undischarged for a period of 30 days during which period execution shall not be effectively stayed; or

                  SECTION 10.08. ERISA. (a) A "reportable event" (as such term is defined in Section 4043 of ERISA) shall have occurred with respect to any Plan with respect to which a statement by the chief financial officer of the Company is required to be submitted under Section 8.08 and within 30 days after the reporting of any such reportable event to the Administrative Agent, the Administrative Agent shall have notified the Company in writing that the Majority Banks have made a reasonable determination that, on the basis of such reportable event, there is a substantial likelihood that such Plan will be terminated by the PBGC or (b) the PBGC has instituted proceedings to terminate any Plan and the effect of either of the foregoing would reasonably be expected to have a Materially
Adverse Effect; or

                  SECTION 10.09. Change of Control. A Change of Control shall have occurred; or

                  SECTION 10.10. Assignment for Benefit of Creditors or Nonpayment of Debts. The Company or any Restricted Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or

                  SECTION 10.11. Voluntary Bankruptcy. The Company or any Restricted Subsidiary petitions or applies to any tribunal for or consents to the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official, of the Company or any Restricted Subsidiary, or of any substantial part of the assets of the Company or any Restricted Subsidiary, or commences any case or proceedings relating to the Company or any Restricted Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or other liquidation law of any jurisdiction; or

                  SECTION 10.12. Involuntary Bankruptcy. An involuntary proceeding is commenced or an involuntary petition is filed in a court of competent jurisdiction seeking (i) relief in respect of the Company or any Restricted Subsidiary, or of a substantial part of the Property or assets of the Company or a Restricted Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Restricted Subsidiary or for a substantial part of the Property or assets of the Company or Restricted Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

                  SECTION 10.13. Dissolution. Any order is entered in any proceeding against the Company or any Restricted Subsidiary decreeing the dissolution or split-up of the Company or such Restricted Subsidiary, and such order remains unstayed and in effect for 60 days.

                                   ARTICLE XI

                      Modifications, Amendments or Waivers

                  Any of the provisions of this Agreement may from time to time be modified or amended by, or waived with the written consent of, the Majority Banks; provided that no such waiver, modification or amendment may be made which will:

                  (a) Reduce or increase the amount or alter the term of the Commitment of any Bank hereunder, other than as permitted by
         Section 4.05, without the prior written consent of such Bank; or

                  (b) Extend the stated maturity of or the time for payment of interest on any Loan or the time for payment of any fee, or waive an Event of Default with respect to payment of any principal, interest, or fee, or reduce the principal amount of or the rate of interest on any Loan, or reduce the amount of any fee, or otherwise affect the terms of payment of any such fee, without the prior written consent of each affected Bank; or

                  (c) Change the definition of Majority Banks without the prior written consent of all the Banks; or

                  (d)      Waive, modify or amend the provisions of this
         Article XI, Section 13.07(a) or any other provision of this Agreement requiring the ratable distribution of payments among the Banks without the prior written consent of all the Banks;

                  (e) Waive, modify or amend the provisions of Article XII without the prior written consent of the Administrative Agent and the Majority Banks, or waive, modify or amend any provisions of this Agreement affecting the rights or obligations of the Issuing Banks or Swingline Lenders without the prior written consent of each Issuing Bank or Swingline Lender, as the case may be.

                  No failure or delay on the part of the Administrative Agent or any Bank in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy or any abandonment or discontinuance of steps to enforce such a power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy hereunder.

The remedies provided for in this Agreement are cumulative and not exclusive of any remedies provided by law or in equity. No modification or waiver of any provision of this Agreement or consent to any departure by the Company therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

                                  ARTICLE XII

                            The Administrative Agent

                  SECTION 12.01. Appointment of Administrative Agent. Each of the Banks irrevocably appoints and authorizes the Administrative Agent to act on its behalf under this Agreement, and to exercise such powers hereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof, together with such powers as may be reasonably incidental thereto. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all Banks; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law.

                  SECTION 12.02. Indemnification of Administrative Agent. The Administrative Agent shall not be required to take any action hereunder or to prosecute or defend any suit in respect of this Agreement, unless indemnified to its reasonable satisfaction by the Banks against loss, cost, liability and expense. If any indemnity furnished to the Administrative Agent shall become impaired, it may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given. In addition, the Banks agree to indemnify the Administrative Agent (to the extent not reimbursed by the Company), ratably according to the respective principal amounts of the Loans then held by each of them (or if no Loans are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or wilful misconduct.

                  SECTION 12.03. Limitation of Liability. Neither the Administrative Agent nor any of its directors, officers, employees, attorneys or agents shall be liable for any action taken or omitted by it or them hereunder, or in connection herewith, (i) with the consent or at the request of the Majority Banks, or (ii) in the absence of its or their own gross negligence or wilful misconduct. Without limitation of the generality of the foregoing (but subject to the immediately preceding clause (ii)), the Administrative
Agent: (v) may consult with legal counsel (including Counsel for the Company), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such Counsel, accountants or experts; (w) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made in or in connection with this Agreement; (x) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, or to inspect the Property (including the books and records) of the Company; (y) shall not be responsible to any Bank for the due execution, legality, validity, enforceability and genuineness of this Agreement, or any other instrument or document furnished pursuant hereto; and (z) shall incur no liability under or in respect of the Agreement by acting upon any notice or consent (whether oral or written and whether by telephone, telegram, cable or facsimile), certificate or other instrument or writing (which may be by telegram, cable or facsimile) believed by it to be genuine and communicated, signed or sent by the proper Person or Persons.

                  SECTION 12.04. Independent Credit Decision. Each Bank agrees that it has relied solely upon its independent review of the financial statements of the Company and all other representations and warranties made by the Company herein or otherwise in making the credit decisions preliminary to entering into this Agreement and agrees that it will continue to rely solely upon its independent review of the facts and circumstances of the Company in making future decisions with respect to this Agreement and the Loans. Each Bank agrees that it has not relied and will not rely upon the Administrative Agent or any other Bank respecting the ability of the Company to perform its obligations pursuant to this Agreement.

                  SECTION 12.05. Rights of Chase. With respect to its Commitments, Swingline Commitments, participations in Letters of Credit and the Loans made by it, Chase shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Administrative Agent; and the term "Bank" or "Banks" shall, unless otherwise expressly indicated, include Chase in its individual capacity. Chase and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Company, any of the Subsidiaries and any Person or entity who may do business with or own securities of any of them or of their subsidiaries, all as if Chase were not the Administrative Agent and without any duty to account therefor to the Banks.

                  SECTION 12.06. Successor to the Administrative Agent. The Administrative Agent may resign at any time as Administrative Agent under this Agreement, by giving 30 days' prior written notice thereof to the Banks and the Company and may be removed as Administrative Agent under this Agreement, at any time with or without cause by the Company and the Majority Banks. Upon any such resignation or removal, the Company (with the consent of the Majority Banks) shall have the right to appoint a successor Administrative Agent thereunder. If no successor Administrative Agent shall have been so appointed by the Company (with the consent of the Majority Banks), and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving of notice of resignation or the Majority Banks' removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $1,000,000,000. Upon the acceptance of any appointment as Administrative Agent under this Agreement by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent's resignation or removal as Administrative Agent under this Agreement, the provisions of this Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

                                  ARTICLE XIII

                                 Miscellaneous

                  SECTION 13.01. Payment of Expenses. Any provision hereof to the contrary notwithstanding, and whether or not the transactions contemplated by this Agreement shall be consummated, the Company agrees to pay on demand (i) all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Agreement and all amendments hereto (including waivers hereunder and workouts with respect to Loans hereunder) and the other instruments and documents to be delivered hereunder or with respect to any amendment hereto, including the reasonable fees and out-of-pocket expenses of any counsel for the Administrative Agent with respect thereto; provided, however, that so long as no Default or Event of Default has occurred and is continuing, such reasonable counsel expenses shall be limited to the reasonable expenses of one counsel for the Administrative Agent, (ii) all reasonable increases in costs and expenses of the Administrative Agent and the Banks or any Bank (including reasonable counsel fees and expenses, including reasonable allocated costs of in-house legal counsel to the Administrative Agent or any Bank), if any, in connection with the administration of this Agreement after the occurrence of a Default or Event of Default and so long as the same is continuing, (iii) all reasonable costs and expenses of the Administrative Agent and the Banks or any Bank (including reasonable counsel fees and expenses, including reasonable allocated costs of in-house legal counsel to the Administrative Agent or any Bank), if any, in connection with the enforcement of this Agreement and the other instruments and documents to be delivered hereunder and (iv) all reasonable out-of-pocket expenses incurred by the applicable Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder. The obligations of the Company under this Section 13.01 shall survive the termination of this Agreement and the payment of the obligations hereunder.

                  SECTION 13.02. Notices. The Administrative Agent or any Bank giving consent or notice to the Company provided for hereunder (other than in connection with any Discretionary Loans) shall notify each Bank and the Administrative Agent thereof. In the event that any Bank shall transfer any Loan in accordance with Section 13.07(c), it shall immediately so advise the Administrative Agent which shall be entitled to assume conclusively that no transfer of any Loan has been made by any Bank unless and until the Administrative Agent receives written notice to the contrary. Except as otherwise specifically permitted by this Agreement with respect to oral Notices of Borrowing or oral notices regarding the payment of interest under Section 10.01, notices and other communications provided for herein shall be in writing (including telegraphic, facsimile or cable communication) and shall be delivered, mailed, telegraphed, transmitted or cabled addressed to the addresses set forth on Exhibit 13.02 attached hereto (or, as to the Company or the Administrative Agent, at such other address as shall be designated by such party to the other parties in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Company and the Administrative Agent). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given upon receipt, in each case addressed to such party as provided in this Section 13.02 or in accordance with the latest unrevoked direction from such party. The Administrative Agent and the Banks may at any time waive any requirement for notice hereunder.

                  SECTION 13.03. Setoff. If one or more Events of Default as defined herein shall occur, any Bank or commercial bank which is owed any obligation hereunder (a "Depositary") shall have the right, in addition to all other rights and remedies available to it, and is hereby authorized, to the extent permitted by applicable law, at any time and from time to time, during the continuance of such Event of Default without notice to the Company (any such notice being hereby expressly waived by the Company), to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness (whether or not then due and payable) at any time owing by the Depositary to or for the credit or the account of the Company, against any of or all the Obligations of the Company now or hereafter existing under this Agreement irrespective of whether or not the Depositary shall have made any demand for satisfaction of such Obligations and although such Obligations may be unmatured. Each Depositary agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Depositary under this Section are in addition to other rights and remedies (including other rights of setoff which such Depositary may have hereunder or under any applicable law). Each Depositary agrees that (i) if it shall exercise any such right of banker's lien, setoff, counterclaim or similar right pursuant hereto, it will apply the proceeds thereof to the payment of Loans outstanding hereunder and (ii) if it shall through the exercise of a right of banker's lien, setoff, counterclaim or otherwise obtain payment of a proportion of the Loans held by it in excess of the proportion of the Loans of each of the other Depositaries being paid simultaneously, it shall be deemed to have simultaneously purchased from each other Depositary a participation in the Loans owed to such other Depositaries so that the amount of unpaid Loans and participations therein held by all Depositaries shall be proportionate to the original principal amount of the Loans owed to them, and in each case it shall promptly remit to each such Depositary the amount of the participation thus deemed to have been purchased. The Company expressly consents to the foregoing arrangements, and in furtherance thereof, agrees that at such time as an Event of Default hereunder has occurred, the Administrative Agent shall provide to each Bank a schedule setting forth the Commitment of each Bank hereunder to permit each Bank to correctly determine the portion which its Commitment hereunder bears to the aggregate of all Commitments hereunder. If all or any portion of any such excess payment is thereafter recovered from the Depositary which received the same, the purchase provided for herein shall be deemed to have been rescinded to the extent of such recovery, without interest.

                  SECTION 13.04. Indemnity and Judgments. The Company agrees to indemnify the Administrative Agent and each of the Banks and Issuing Banks and each of their respective directors, officers, employees, agents, attorneys, advisors, Controlling Persons and Affiliates from and hold each harmless against any and all losses, costs, liabilities, claims, damages and expenses incurred by any of the foregoing Persons (collectively, the

"Indemnified Liabilities"), including reasonable attorneys' fees, settlement costs, court costs and other legal expenses, arising out of or by reason of any investigation, litigation, claim or proceeding related to or arising out of any participation in, or any action or omission in connection with this Agreement (and, with respect to Chase and CSI and each of their officers, directors, employees and Affiliates, any action or omission in connection with the Commitment Letter dated as of June 23, 2000 (the "Commitment Letter"), by and among the Company and such parties) or any Loan by a Bank or issuance of any Letter of Credit by any Issuing Bank (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) hereunder or to any use or proposed use to be made by the Company or any Subsidiary of the Loans or Letters of Credit and to the extent that the Indemnified Liabilities arise out of or by reason of claims made by Persons other than the Administrative Agent or any Bank; provided that no such Person shall be entitled to be indemnified and held harmless against any such Indemnified Liabilities arising out of or by reason of the gross negligence or wilful misconduct of such Person. The parties acknowledge that the indemnification provisions set forth in the Commitment Letter shall be superseded by this Section 13.04.

                  SECTION 13.05. Interest. Anything in this Agreement to the contrary notwithstanding, the Company shall never be required to pay unearned interest on any Loan and shall never be required to pay interest on any Loan at a rate in excess of the Highest Lawful Rate, and if the effective rate of interest which would otherwise be payable under this Agreement would exceed the Highest Lawful Rate, or if any Bank shall receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable under this Agreement to a rate in excess of the Highest Lawful Rate, then (i) in lieu of the amount of interest which would otherwise be payable under this Agreement, the Company shall pay the Highest Lawful Rate, and (ii) any unearned interest paid by the Company or any interest paid by the Company in excess of the Highest Lawful Rate shall be credited on the principal of such Loan, and, thereafter, refunded to the Company. It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by any Bank under this Agreement that are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate applicable to such Bank (such Highest Lawful Rate being such Bank's "Maximum Permissible Rate"), shall be made, to the extent permitted by usury laws applicable to such Bank (now or hereafter enacted), by amortizing, prorating and spreading in equal parts during the period of the full stated term of the Loans all interest at any time contracted for, charged or received by such Bank in connection therewith. If at any time and from time to time (y) the amount of interest payable to any Bank on any date shall be computed at such Bank's Maximum Permissible Rate pursuant to this
Section 13.05 and (z) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Bank would be less than the amount of interest payable to such Bank computed at such Bank's Maximum Permissible Rate, then the amount of interest payable to such Bank in respect of such subsequent interest computation period shall continue to be computed at such Bank's Maximum Permissible Rate until the total amount of interest payable to such Bank shall equal the total amount of interest which would have been payable to such Bank if the total amount of interest had been computed without giving effect to this Section.

                  SECTION 13.06. Governing Law; Submission to Jurisdiction; Venue. (a) THIS AGREEMENT AND OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH SHALL BE DEEMED TO BE CONTRACTS AND AGREEMENTS EXECUTED BY THE COMPANY, THE ADMINISTRATIVE AGENT AND THE BANKS UNDER THE LAWS OF THE STATE OF NEW YORK AND OF THE UNITED STATES AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF SAID STATE AND OF THE UNITED STATES. Without limitation of the foregoing, nothing in this Agreement shall be deemed to constitute a waiver of any rights which any Bank may have under applicable Federal law relating to the amount of interest which such Bank may contract for, take, receive or charge in respect of any Loans, including any right to take, receive, reserve and charge interest at the rate allowed by the laws of the state where such Bank is located. Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York sitting in New York City or of the United States for the Southern District of New York, and by execution and delivery of this Agreement, the Company hereby irrevocably accepts for itself and in respect of its Property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. The Company further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Company at its address for notices pursuant to Section 13.02, such service to become effective 15 days after such mailing. Nothing herein shall affect the right of the Administrative Agent or any Bank to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.

                  (b) The Company irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

                  SECTION 13.07. Survival of Representations and Warranties; Binding Effect; Assignment. (a) All representations, warranties and covenants contained herein or made in writing by the Company in connection herewith shall survive the execution and delivery of this Agreement, and will bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not. This Agreement shall become effective when it shall have been executed by the Company, the Administrative Agent and each of the Banks, and thereafter shall be binding upon and inure to the benefit of the Company, the Administrative Agent and the Banks and each of their respective successors and assigns, except that the Company shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of each Bank.

                  (b) Each Bank may grant participations to one or more other banks or other Persons in or to all or any part of its rights and obligations under this Agreement (including all or a portion of its Commitment or Swingline Commitment or participations in Letters of Credit) pursuant to such participation agreements and certificates as are customary in the banking industry; provided, however, that (i) such Bank's obligations under this Agreement (including its Commitment and Swingline Commitment to the Company hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this

Agreement, including such Bank's rights under Article XI hereof. In connection with any such participation, each Bank may deliver such financial information concerning the Company and the Subsidiaries to permit such participant to make an informed and independent credit decision concerning such participation; provided, however, each such Bank shall obtain from each such participant an agreement to the effect that all such information delivered to it in connection with such participation shall be considered confidential and shall not be further distributed or delivered to any other Person except any regulatory body having jurisdiction over such participant or to any director, officer, employee, Affiliate or representative (including accountants and attorneys acting for such participants) or as may otherwise be required by legal process or applicable law, rules and regulations. Upon request of the Company, each Bank shall give prompt notice to the Company of each such participation to banks or other Persons that are not Affiliates of such Bank identifying each such participant and the interest acquired by each such participant. This Agreement shall not be construed so as to confer any right or benefit upon any Person, including any Person acquiring a participation in any Loan, other than the parties to this Agreement, except that any Person acquiring a participation shall be entitled to the benefits conferred upon the Banks by Section 2.01(f)-(g) (provided that such Person shall have complied with the requirements of Section 2.03 and that the cost to the Company is not in excess of what such cost would have been had such participation not been granted).

                  (c) Subject (except in the case of assignments to Bank Affiliates) to the prior written consent of the Company (which consent shall not be unreasonably withheld) and the Administrative Agent, each Bank may assign to a bank or other Person a portion of its rights and obligations under this Agreement (including a portion of its Commitment and Swingline Commitment); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations under this Agreement and shall be in an amount equal to or greater than $5,000,000 of the assigning Bank's Commitment and Swingline Commitment (except in the case of assignments to Affiliates of any Bank or unless otherwise agreed by the Company) and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance in substantially the form of Exhibit 13.07(c) attached hereto (the "Assignment and Acceptance"), together with a processing and recordation fee of $3,500; provided, however, that such recordation fee shall not be payable if such transfer is made pursuant to Sections 2.01(e) or (g)(vi), and provided, further, that any consent of the Company required under this paragraph shall not be required if an Event of Default has occurred and is continuing. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be the date on which such Assignment and Acceptance is accepted by the Administrative Agent, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank under this Agreement and
(y) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

                  (d) Notwithstanding anything to the contrary contained herein, any Bank (a "Granting Bank") may grant to a special purpose funding vehicle (an "SPC"), identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Company, the option to provide to the Company all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Company pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Bank). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 13.07(c) or Section 13.07(d), any SPC may (i) with notice to, but without the prior written consent of, the Company and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loan to the Granting Bank or to any financial institutions (consented to by the Company and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section may not be amended without the written consent of the SPC.

                  (e) By executing and delivering an Assignment and Acceptance, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any other instrument or document furnished pursuant thereto, (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or the performance or observance by the Company of any of its respective obligations under this Agreement, (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Sections 6.02 and 8.02 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with its terms all the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

                  (f) The Administrative Agent shall maintain at its address referred to in Section 13.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitment and any Swingline Commitment of, and principal amount of the Loans owing to, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent demonstrable error, and the Company, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company or any Bank at any reasonable time and from time to time upon reasonable prior notice.

                  (g) Upon its receipt of an Assignment and Acceptance executed by an assigning Bank, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit 13.07(c) attached hereto, (i) accept such Assignment and Acceptance,
(ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Company.

                  (h) Notwithstanding any other provision in this Agreement, any Bank may at any time, without the consent of the Company, assign all or any portion of its rights under this Agreement (including the Loans) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System; provided that no such assignment shall release a Bank from any of its obligations hereunder or substitute any such Federal Reserve Bank for such Bank as a party hereto. In order to facilitate such an assignment to a Federal Reserve Bank, the Company shall, at the request of the assigning Bank, duly execute and deliver to the assigning Bank a promissory note or notes evidencing the Loans made to the Company by the assigning Bank hereunder.

                  SECTION 13.08. Counterparts. This Agreement may be executed in several counterparts, and by the parties hereto on separate counterparts. When counterparts executed by all the parties shall have been delivered to the Administrative Agent, this Agreement shall become effective, and at such time the Administrative Agent shall notify the Company and each Bank. Each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument.

                  SECTION 13.09. Severability. Should any clause, sentence, paragraph or section of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the parties hereto agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom and the remainder will have the same force and effectiveness as if such part or parts had never been included herein.

                  SECTION 13.10. Descriptive Headings. The section headings in this Agreement have been inserted for convenience only and shall be given no substantive meaning or significance whatever in construing the terms and provisions of this Agreement.

                  SECTION 13.11. Representation of the Banks. Each Bank hereby represents and warrants that it is not relying upon any Margin Stock as collateral in extending or maintaining the credit to the Company represented by this Agreement.

                  SECTION 13.12. Final Agreement of the Parties. This Agreement (including the Exhibits hereto) represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no oral agreements between the parties.

                  SECTION 13.13. Waiver of Jury Trial. THE COMPANY, THE ADMINISTRATIVE AGENT AND EACH BANK HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

                  IN WITNESS WHEREOF this Agreement has been executed by the duty authorized signatories of the parties hereto in several counterparts all as of the day and year first above written.



                                    COX RADIO, INC.,

                                        by
                                             /s/  Richard J. Jacobson
                                             ----------------------------------
                                             Name: Richard J. Jacobson
                                             Title: Treasurer



                                    THE CHASE MANHATTAN BANK,
                                    Individually and as Administrative
                                    Agent,

                                        by
                                             /s/  Constance M. Loosemore
                                             ----------------------------------
                                             Name: Constance M. Loosemore
                                             Title: Vice President

                                    BANK OF AMERICA, N.A., Individually
                                    and as Syndication Agent,

                                        by
                                             /s/  Patrick Honey
                                             ----------------------------------
                                             Name: Patrick Honey
                                             Title: Vice President



                                    CITIBANK, N.A., Individually and
                                    as Documentation Agent,

                                        by
                                             /s/  Maureen Maroney
                                             ----------------------------------
                                             Name: Maureen Maroney
                                             Title: Vice President

                                    ABN AMRO BANK N.V.,

                                        by
                                             /s/  Ann Schwalbenberg
                                             ----------------------------------
                                             Name: Ann Schwalbenberg
                                             Title: Vice President

                                        by
                                             /s/  Frances O'R. Logan
                                             ----------------------------------
                                             Name: Frances O'R. Logan
                                             Title: Senior Vice President



                                    THE BANK OF NEW YORK,

                                        by
                                             /s/  John C. Lambert
                                             ----------------------------------
                                             Name: John C. Lambert
                                             Title: Vice President



                                    COMMERZBANK AG NEW YORK AND GRAND
                                    CAYMAN BRANCHES,

                                        by
                                             /s/  Brian J. Campbell
                                             ----------------------------------
                                             Name: Brian J. Campbell
                                             Title: Vice President

                                        by
                                             /s/  W. David Suttles
                                             ----------------------------------
                                             Name: W. David Suttles
                                             Title: Vice President



                                    CREDIT SUISSE FIRST BOSTON,

                                        by
                                             /s/  Tom Muoio
                                             ----------------------------------
                                             Name: Tom Muoio
                                             Title: Vice President

                                        by
                                             /s/  Vitaly Butenko
                                             ----------------------------------
                                             Name: Vitaly Butenko
                                             Title: Asst. Vice President

                                    THE DAI-ICHI KANGYO BANK, LTD.,

                                        by
                                             /s/  Nancy Stengel
                                             ----------------------------------
                                             Name: Nancy Stengel
                                             Title: Vice President



                                    DRESDNER BANK AG, NEW YORK AND GRAND
                                    CAYMAN BRANCHES,

                                        by
                                             /s/  Brian Schneider
                                             ----------------------------------
                                             Name: Brian Schneider
                                             Title: Assistant Vice
                                                      President

                                        by
                                             /s/  Jane A. Majeski
                                             ----------------------------------
                                             Name: James A. Majeski
                                             Title: First Vice
                                                      President



                                    FIRST UNION NATIONAL BANK,

                                        by
                                             /s/  Jeffrey M. Graci
                                             ----------------------------------
                                             Name: Jeffrey M. Graci
                                             Title: Director



                                    FLEET NATIONAL BANK,

                                        by
                                             /s/  Tanya M. Crossley
                                             ----------------------------------
                                             Name: Tanya M. Crossley
                                             Title: Vice President

                                    BAYERISCHE HYPO-UND VEREINSBANK AG
                                    NEW YORK BRANCH,

                                        by
                                             /s/  Eric N. Pelletier
                                             ----------------------------------
                                             Name: Eric N. Pelletier
                                             Title: Director

                                        by
                                             /s/  Cheryl K. Chiappetta
                                             ----------------------------------
                                             Name: Cheryl K. Chiappetta
                                             Title: Associate Director



                                    THE INDUSTRIAL BANK OF JAPAN,
                                    LIMITED,

                                        by
                                             /s/  James W. Masters
                                             ----------------------------------
                                             Name: James W. Masters
                                             Title: Senior Vice President



                                    MORGAN GUARANTY TRUST COMPANY OF NEW
                                    YORK,

                                        by
                                             /s/  Dennis Wilczek
                                             ----------------------------------
                                             Name: Dennis Wilczek
                                             Title: Associate



                                    THE SUMITOMO BANK, LTD.,

                                        by
                                             /s/  Leo E. Pagarigan
                                             ----------------------------------
                                             Name: Leo E. Pagarigan
                                             Title: Vice President



                                    SUNTRUST BANK,

                                        by
                                             /s/  Thomas C. Palmer
                                             ----------------------------------
                                             Name: Thomas C. Palmer
                                             Title: Director

                                    WACHOVIA BANK, N.A.,

                                        by
                                             /s/  J. Timothy Toler
                                             ----------------------------------
                                             Name: J. Timothy Toler
                                             Title: Senior Vice President



                                    WESTDEUTSCHE LANDESBANK GIROZENTRALE,
                                    NEW YORK BRANCH,

                                        by
                                             /s/  Lucie L. Guernsey
                                             ----------------------------------
                                             Name: Lucie L. Guernsey
                                             Title: Director

                                        by
                                             /s/  Barry S. Wadler
                                             ----------------------------------
                                             Name: Barry S. Wadler
                                             Title: Associate